SCHEDULE 14A

PROXY STATEMENT

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Sabre Corporation

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Notice of 2018 Annual Meeting of Stockholders and

Proxy Statement

April 6, 2018

Dear Fellow Stockholders:

We are pleased to invite you to the 2018 Annual Meeting of Stockholders. The meeting will be held on Wednesday, May 23, 2018, at 9:30 a.m. local time, at our Global Headquarters, located at 3150 Sabre Drive, Southlake, Texas 76092.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible. You may vote using the proxy form by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their vote by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy form. Additional information about voting your shares is included in the proxy statement.

As with last year, we are utilizing rules that allow companies to furnish proxy materials to stockholders on the Internet. We believe furnishing proxy materials in this manner allows us to continue to make this information available to our stockholders, while reducing printing and delivery costs and acting in a sustainable manner.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Larry Kellner	Sean Menke
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Sabre Corporation, a Delaware corporation, will be held at 9:30 a.m. local time on Wednesday, May 23, 2018, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, for the following purposes:

1.	To elect Hervé Couturier, Lawrence W. Kellner, Judy Odom and Karl Peterson to our Board of Directors, each to serve a three-year term,

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2018,

3.	To amend our Amended and Restated Certificate of Incorporation (as amended, “Certificate of Incorporation”) to increase the maximum size of the Board of Directors to 13 directors,

4.	To amend our Certificate of Incorporation to declassify the Board of Directors,

5.	To hold an advisory, non-binding vote on the compensation of our named executive officers, and

6.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Our Board of Directors recommends you vote (1) FOR the election of directors named in this proxy statement from the Class of 2018, (2) FOR ratification of the appointment of our independent auditors, (3) FOR the amendment of our Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors, (4) FOR the amendment of our Certificate of Incorporation to declassify the Board of Directors, and (5) FOR the advisory, non-binding vote on the compensation of our named executive officers.

Only stockholders of record at the close of business on March 26, 2018 are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements.

Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares promptly by using the Internet or telephone or by signing, dating and returning your proxy form.

By order of the Board of Directors.

Steve Milton

Corporate Secretary

April 6, 2018

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 23, 2018

This proxy statement and the 2017 annual report are available at

www.proxydocs.com/SABR

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary represents only selected information. You should review the entire proxy statement before voting.

Matters for Stockholder Voting

Proposal	Description	Board Voting Recommendation
1. Election of directors	Election of Hervé Couturier, Lawrence W. Kellner, Judy Odom and Karl Peterson to serve a three-year term	FOR these nominees

2. Ratification of appointment of auditors	Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2018	FOR
3. Amendment of Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors	Approval of an amendment of our Certificate of Incorporation to increase the maximum size of the Board of Directors from 11 to 13 directors	FOR

4. Amendment of Certificate of Incorporation to declassify the Board of Directors	Approval of an amendment of our Certificate of Incorporation to declassify the Board of Directors so that, by the 2021 Annual Meeting of Stockholders, all directors will be elected annually	FOR
5. Advisory, non-binding vote on the compensation of our named executive officers	Approval, on an advisory and non-binding basis, of our named executive officers’ 2017 compensation	FOR

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PROXY STATEMENT SUMMARY

Information on Director Nominees

Information about the four nominees for director is included below. The Governance and Nominating Committee has reviewed the individual director attributes and contributions of these nominees, and the Board of Directors recommends that stockholders vote FOR the election of each of these nominees.

Name and Occupation	Committee Roles	Independent	Experience Highlights

Hervé Couturier President, Kerney Partners	• Technology Committee (Chair)	✓

• Significant experience in the areas of solutions strategy, product strategy, product development and business management in software-based companies

• Domain experience in the travel industry

• International expertise

Lawrence W. Kellner President, Emerald Creek Group, LLC Chairman of the Board, Sabre Corporation	• Governance and Nominating Committee (Chair) • Executive Committee (Chair)	✓

• Significant experience and relationships in the commercial aviation and travel industries, including oversight of technology utilized in these industries

• Significant corporate governance experience

• Financial expertise

• As Chairman of the Board, provides key strategic guidance to both our Board and management, and spends a significant amount of time engaging in matters related to our Board

Judy Odom Retired Chief Executive Officer and Chairman of the Board, Software Spectrum, Inc.	• Audit Committee (Chair)	✓

• Broad leadership perspective on strategic and operating issues

• Insight and perspective of a successful entrepreneur and long-serving CEO with international operating experience

• Audit Committee financial expert

Karl Peterson Senior Partner, TPG and Managing Partner, TPG Pace Group	• Compensation Committee • Executive Committee • Governance and Nominating Committee	✓

• Extensive experience as a director of several travel and technology companies

• Former executive of an online travel company

• Private equity investor with significant experience working with public companies

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PROXY STATEMENT SUMMARY

Amendment of Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors

We are proposing to amend our Certificate of Incorporation to increase the maximum number of directors to 13. Currently, our Certificate of Incorporation limits the number of directors to not fewer than 5 individuals nor more than 11 individuals. The Board of Directors has adopted resolutions approving an amendment to our Certificate of Incorporation to increase the maximum size of the Board of Directors, which, if approved by stockholders, would provide the Board of Directors with additional flexibility to increase the number of directors if it determines that the addition of new directors would enhance the Board’s profile.

The Board of Directors recommends that stockholders vote FOR the proposed amendment of our Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors.

Amendment of Certificate of Incorporation to declassify the Board of Directors

We are proposing to amend our Certificate of Incorporation to declassify our Board of Directors. Currently, our Certificate of Incorporation divides the Board members into three classes, with the directors in each class being elected for a three-year term. If the proposed amendment to the Certificate of Incorporation is approved by stockholders, current directors, including those re-elected to three-year terms at the 2018 annual meeting, will continue to serve the remainder of their elected terms and, beginning with the first annual meeting following the stockholders’ approval of the amendment, the 2019 annual meeting, directors will be elected annually so that by the 2021 Annual Meeting of Stockholders, all directors will be elected annually. In addition, in accordance with Delaware law, we are also proposing to amend the Certificate of Incorporation to eliminate the provision that allows stockholders to remove directors only for cause.

The Board of Directors recommends that stockholders vote FOR the proposed amendment of our Certificate of Incorporation to declassify the Board of Directors.

Advisory, non-binding vote on the compensation of our named executive officers

Stockholders are asked to cast an advisory, non-binding vote on the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and the executive compensation tables following that section. This is often referred to as a “say-on-pay” proposal.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

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PROXY STATEMENT

PROXY STATEMENT

for the Annual Meeting of Stockholders

to be held on May 23, 2018

INFORMATION ABOUT OUR ANNUAL MEETING

Date, Time and Place of Meeting

Our 2018 Annual Meeting will be held on Wednesday, May 23, 2018, at 9:30 a.m. local time, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092.

Only stockholders as of the record date and persons holding proxies from stockholders as of the record date may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of government-issued photo identification, to the Annual Meeting. If you are a representative of an entity that owns shares, you must bring a form of government-issued photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity holds the shares in street name, proof of the entity’s beneficial ownership to the Annual Meeting. If you are a proxyholder, you must bring a valid legal proxy and a form of government-issued photo identification to the Annual Meeting. Use of cameras and recording devices will not be permitted at the Annual Meeting.

Record Date; Mailing Date

The Board of Directors established the close of business on March 26, 2018 as the record date for determining the holders of Sabre stock entitled to notice of and to vote at the Annual Meeting.

On the record date, [●] shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock outstanding is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

We are first mailing this proxy statement and the accompanying proxy materials to holders of Sabre common stock on or about April  6, 2018.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. This reduces

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PROXY STATEMENT

printing and delivery costs and supports our sustainability efforts. You may have received in the mail a “Notice of Electronic Availability” explaining how to access this proxy statement and our annual report on the Internet and how to vote online. If you received this Notice but would like to receive a paper copy of the proxy materials, you should follow the instructions contained in the Notice for requesting these materials.

How to Vote

You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder. Your shares are represented by certificates or book entries in your name on the records of Sabre’s stock transfer agent, American Stock Transfer & Trust Company, LLC, or

•	Beneficial stockholder. You hold your shares in “street name” through a broker, trust, bank or other nominee.

You may vote your shares by proxy in any of the following three ways:

•	Using the Internet. Registered stockholders may vote using the Internet by going to www.proxypush.com/SABR and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank or other nominee.

•	By Telephone. Registered stockholders may vote, from within the United States, using any touch-tone telephone by calling (866) 206-5104 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank or other nominee.

•	By Mail. Registered stockholders that received printed proxy materials may submit proxies by mail by marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms by their brokers, trusts, banks or other nominees provided and mailing them in the accompanying pre-addressed envelopes.

Please note that if you received a Notice of Electronic Availability, you cannot vote your shares by filling out and returning the Notice. Instead, you should follow the instructions contained in the Notice on how to vote by using the Internet or telephone.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If you are a stockholder of record and submit your signed proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares as follows:

•	FOR the election of the directors named in this proxy statement,

•	FOR the ratification of the appointment of our independent auditors,

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PROXY STATEMENT

•	FOR the amendment of our Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors

•	FOR the amendment of our Certificate of Incorporation to declassify the Board of Directors, and

•	FOR the advisory, non-binding vote on the compensation of our named executive officers.

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the Internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a previously submitted proxy.

How to Revoke Your Vote

Any stockholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone, (2) notifying our Corporate Secretary at 3150 Sabre Drive, Southlake, Texas 76092 in writing, which notice must be received by the Corporate Secretary before the meeting or (3) voting in person at the meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of capital stock entitled to be voted at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Votes Required

Item 1: Election of Directors. The election of each director will be determined by the vote of a majority of the votes cast with respect to that director’s election, requiring the number of votes cast “for” a director’s election to exceed the number of votes cast “against” that director.

Item 2: Ratification of Appointment of Our Independent Auditors. The affirmative vote of the holders of not less than a majority of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Item 3: Amendment of Certificate of Incorporation to Increase the Maximum Size of the Board of Directors to 13 Directors. The affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock entitled to vote at the meeting is required.

Item 4: Amendment of Certificate of Incorporation to Declassify the Board of Directors. The affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock entitled to vote at the meeting is required.

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Item 5: Advisory, Non-binding Vote on the Compensation of Our Named Executive Officers. The affirmative vote of the holders of not less than a majority of the outstanding common stock entitled to vote and present, in person or by proxy, at the meeting is required.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. For Item 1, because the election of each director requires a majority of votes cast, abstentions will have no effect on the outcome of the vote. For Items 2 and 5, because the affirmative vote of the holders of a majority of the shares present and entitled to vote is required for approval, abstentions will be counted as votes against these proposals. For Items 3 and 4, because the affirmative vote of the holders of at least 75% of the shares entitled to vote at the meeting is required, abstentions will be counted as votes against these proposals.

If you hold Sabre shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide these voting instructions, whether your shares can be voted by your bank, broker or other nominee depends on the type of item being considered for a vote.

•	Non-Discretionary Items. The election of directors, the amendments to our Certificate of Incorporation, and the advisory, non-binding vote on the compensation of our named executive officers are non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

•	Discretionary Item. The ratification of Ernst & Young LLP as Sabre’s independent registered public accounting firm for the fiscal year ending December 31, 2018 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing and delivering materials, the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. In addition, we may enlist the help of banks, brokers, broker-dealers and similar organizations in soliciting proxies from their customers (i.e., beneficial stockholders). We have retained Alliance Advisors, LLC to aid in the solicitation at a cost of approximately $10,000 plus reimbursement of out-of-pocket expenses.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the Internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which govern the Board of Directors’ structure and proceedings and contain its position on many governance issues. These Guidelines are available in the investors section of our website at www.sabre.com.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board of Directors’ determination of what is in the best interests of Sabre and its stockholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors.

Mr. Kellner has served as non-executive Chairman of the Board from August 2013 to December 31, 2016 and since December 31, 2017, and he served as Executive Chairman of the Board on an interim basis from December 31, 2016 to December 31, 2017. As Chairman of the Board, his principal duty is to lead and oversee the Board of Directors, as well as to preside at all meetings of the Board of Directors and the stockholders. The Chairman of the Board, in consultation with the CEO (and any other executive officers, as needed), also establishes an agenda for each meeting of the Board of Directors. In addition to the duties described above, in his interim role as Executive Chairman of the Board Mr. Kellner worked with the CEO to coordinate the proper flow of information to directors, assisted in the consideration and Board adoption of Sabre’s long-term and annual operating plans, and facilitated the effective operation of the Board and its committees. We believe Mr. Kellner’s service as Executive Chairman of the Board provided him with a unique opportunity to gain detailed insights into our business operations, which we expect will continue to benefit him in his role as non-executive Chairman.

Mr. Menke was elected as President and CEO effective December 31, 2016. The current leadership structure is based on the leadership provided by a non-executive Chairman of the Board (currently Mr. Kellner) and a full-time CEO (currently Mr. Menke), with both positions being subject to oversight and review by Sabre’s Board of Directors. The Board of Directors recognizes that, if circumstances change in the future, other leadership structures might also be appropriate, and it has the discretion to revisit this determination of Sabre’s leadership structure.

In December 2016, the Board established the position of Lead Director and elected Mr. Peterson to this position. When Mr. Kellner returned to serving as an independent, non-executive Chairman of the Board, Mr. Peterson stepped down from the position of Lead Director. The Board of Directors may determine to designate a Lead Director in the future, if deemed appropriate.

Principal Stockholders

The Principal Stockholders own approximately 19.9% of our common stock as of March 15, 2018. See “Security Ownership of Certain Beneficial Owners and Management.” The TPG Funds, the Silver Lake Funds and Sovereign Co-Invest II (as defined below) own approximately 11.7%, 6.4% and 1.8%, respectively, of our common stock as of March 15, 2018.

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CORPORATE GOVERNANCE

“TPG” refers to TPG Global, LLC and its affiliates, the “TPG Funds” refer to one or more of TPG Partners IV, L.P. (“TPG Partners IV”), TPG Partners V, L.P. (“TPG Partners V”), TPG FOF V-A, L.P. (“TPG FOF V-A”) and TPG FOF V-B, L.P. (“TPG FOF V-B”), “Silver Lake” refers to Silver Lake Management Company, L.L.C. and its affiliates and “Silver Lake Funds” refer to either or both of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. “Sovereign Co-Invest II” refers to Sovereign Co-Invest II, LLC, an entity co-managed by TPG and Silver Lake. “Principal Stockholders” refer to the TPG Funds, the Silver Lake Funds and Sovereign Co-Invest II.

Stockholders’ Agreement

We are a party to a second amended and restated Stockholders’ Agreement with the Silver Lake Funds, the TPG Funds and Sovereign Co-Invest II. The Stockholders’ Agreement provides that the Silver Lake Funds and the TPG Funds have certain nomination rights to designate candidates for nomination to our Board of Directors and, subject to any restrictions under applicable law or NASDAQ rules, the ability to appoint members to each Board committee.

As set forth in the Stockholders’ Agreement, for so long as the Silver Lake Funds collectively own at least 22 million shares of our common stock as of the date that is 120 days before the date of the annual or special meeting of stockholders, as applicable, they are entitled to designate for nomination two of the seats on our Board of Directors. Thereafter, the Silver Lake Funds will be entitled to designate for nomination one director so long as they own at least 7 million shares of our common stock. Further, for so long as the TPG Funds collectively own at least 22 million shares of our common stock as of the date that is 120 days before the date of the annual or special meeting of stockholders, as applicable, they are entitled to designate for nomination two of the seats on our Board of Directors. Thereafter, the TPG Funds will be entitled to designate for nomination one director so long as they own at least 7 million shares of our common stock.

In addition, the Silver Lake Funds and the TPG Funds also jointly have the right to designate for nomination one additional director (the “Joint Designee”), who must qualify as independent under NASDAQ rules and must meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so long as the Silver Lake Funds and the TPG Funds collectively own, as of the date that is 120 days before the date of the annual or special meeting of stockholders, as applicable, at least 10% of their collective shares of our common stock held by them at the closing of our initial public offering (the “Closing Date Shares”). However, if the Silver Lake Funds and the TPG Funds collectively own at least 10% of their collective Closing Date Shares and either individually owns less than 5% of its individual Closing Date Shares, then the Joint Designee shall be designated for nomination solely by the entity that owns more than 5% of its individual Closing Date Shares.

We are required, to the extent permitted by applicable law, to take all necessary action (as defined in the Stockholders’ Agreement) to cause the Board of Directors and the Governance and Nominating Committee to include the persons designated by the Silver Lake Funds or the TPG Funds, as applicable, in the slate of director nominees recommended by the Board of Directors for election by the stockholders and solicit proxies and consents in favor of such director nominees. Subject to the terms of the Stockholders’ Agreement, each Principal Stockholder agrees to vote its shares in favor of the election of the director nominees designated by the Silver Lake Funds and the TPG Funds.

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CORPORATE GOVERNANCE

In accordance with the Stockholders’ Agreement, the TPG Funds have appointed the following individuals to our Board of Directors (with the current expiration date of the directors’ terms indicated): Mr. Peterson (2018) and Mr. Bravante (2019). The Silver Lake Funds have appointed Mr. Osnoss (2019) and Mr. Mondre (2020) to our Board of Directors. Ms. James (2020) is the Joint Designee. Notwithstanding the designation rights under the Stockholders’ Agreement, neither Mr. Bravante nor Ms. James are employees of, or otherwise affiliated with TPG or Silver Lake.

In addition, the Stockholders’ Agreement contains agreements among the parties, including with respect to transfer restrictions and rights of first refusal.

In the case of a vacancy on our Board of Directors created by the removal or resignation of a director designated by the Silver Lake Funds or the TPG Funds, as applicable, the Stockholders’ Agreement will require us to nominate an individual designated by that entity for election to fill the vacancy.

Overview of Board Composition

The following charts provide a snapshot of the Board’s composition.

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CORPORATE GOVERNANCE

Board Composition and Director Independence

Our Board of Directors is currently comprised of eleven directors. Our Certificate of Incorporation provides that the number of directors on our Board of Directors shall be not less than five directors nor more than eleven directors, as determined by the affirmative vote of the majority of the Board of Directors then in office. We have proposed an amendment to our Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors. See “Proposal 3: Amendment of Certificate of Incorporation to Increase the Maximum Size of the Board of Directors to 13 Directors.” At any meeting of the Board of Directors, the attendance of a majority of the total number of authorized directors and, if the Silver Lake Funds or the TPG Funds, as applicable, then-currently has designated, solely and not jointly, for nomination pursuant to the Stockholders’ Agreement at least one director who is serving on the Board of Directors, one director designated by the Silver Lake Funds or the TPG Funds, as applicable, will constitute a quorum; provided that the Silver Lake Funds or the TPG Funds, as applicable, may, in its sole discretion, agree to waive the requirement that at least one director designated for nomination by such entity must be present to constitute a quorum.

Our Board of Directors has determined that George Bravante, Jr., Hervé Couturier, Renée James, Lawrence W. Kellner, Gary Kusin, Greg Mondre, Judy Odom, Joseph Osnoss, Karl Peterson and Zane Rowe are independent as defined under the corporate governance rules of NASDAQ. In making these determinations, the Board of Directors considered the applicable legal standards and any relevant transactions, relationships or arrangements, including that we do business with other companies affiliated with the Principal Stockholders. See “Certain Relationships and Related Party Transactions.” With respect to Mr. Kellner, the Board considered the fact that Mr. Kellner served as Executive Chairman of the Board on an interim basis and that his service did not last longer than a year.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for membership to the Board of Directors. The Board of Directors has delegated the screening and recruitment process to the Governance and Nominating Committee, in consultation with our Chairman of the Board and our President and CEO. The Governance and Nominating Committee believes that the criteria for director nominees should support Sabre’s strategies and business, ensure effective governance, account for individual director attributes and the overall mix of those attributes and support the successful recruitment of qualified candidates for the Board of Directors.

Qualified candidates for director are those who, in the judgment of the Governance and Nominating Committee, possess all of the general attributes and a sufficient mix of the specific attributes listed below to ensure effective service on the Board of Directors.

General Attributes	Specific Attributes
• Leadership skills • Ethical character • Active participator • Relationship skills • Effectiveness • Independence • Financial literacy • Reflection of Sabre values

• Leadership experience, including executive and board experience

• Technology or travel industry knowledge

• Financial background

• Diversity, including geographical, industry, function, gender, race or ethnicity

• International experience

• Marketing or sales background

• Other functional expertise

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CORPORATE GOVERNANCE

The Governance and Nominating Committee may receive recommendations for candidates for the Board of Directors from various sources, including our directors, management and stockholders. In addition, the Governance and Nominating Committee may periodically retain a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Governance and Nominating Committee.

The Governance and Nominating Committee recommends nominees to the Board of Directors to fill any vacancies. As provided in our Certificate of Incorporation, the Board of Directors elects a new director when a vacancy occurs between annual meetings of stockholders. The Governance and Nominating Committee also recommends to the Board of Directors any new appointments and nominees for election as directors at our annual meeting of stockholders.

Attributes of Current Directors

The Governance and Nominating Committee believes that each director possesses all of the general attributes described above. The following chart provides an overview of the specific attributes described above we believe are applicable to our current directors.

See “Certain Information Regarding Nominees for Director” for additional information regarding director qualifications.

Board Tenure

The Governance and Nominating Committee believes that Board tenure is important, as we seek to achieve the appropriate balance in years of service. New directors provide fresh perspectives, while longer serving directors provide a deep knowledge of the company. Our current Board has an average tenure of 6 years.

Our Corporate Governance Guidelines provide that directors will not stand for re-election after reaching age 74. This guideline may be waived in individual cases by the Governance and Nominating Committee.

Attributes of Current Directors

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Board Evaluations

The Governance and Nominating Committee oversees annual performance evaluations of the Board and its committees, and the Board and each committee conducts an annual evaluation. The Governance and Nominating Committee further assesses the individual contributions of directors recommended for re-election, as well as considers the overall composition of the Board and its committees, including whether the directors have an appropriate mix of the attributes described above in order to function effectively and taking into account any anticipated future needs of the Board.

Diversity of Directors

As noted above, the Governance and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for directors. As a result, the Governance and Nominating Committee considers specific attributes for director candidates, including whether the individual brings an appropriate level of diversity, which may be, among others, geographical, industry, function, gender, race or ethnicity. While the Governance and Nominating Committee considers this diversity when reviewing nominees for director, the Governance and Nominating Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Governance and Nominating Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. Under our Bylaws, a stockholder wishing to nominate a candidate for election to the Board of Directors at an annual meeting of stockholders is required to give timely notice in writing to Sabre’s Corporate Secretary, which notice must also fulfill the requirements of the Bylaws as described below. The stockholder must be a stockholder of record of Sabre at the time the notice is delivered to the Corporation and must be entitled to vote at the meeting. The notice must be received by Sabre’s Corporate Secretary at Sabre’s principal executive offices not earlier than the opening of business 120 days before, and not later than the close of business 90 days before, the first anniversary of the date of the preceding year’s annual meeting of stockholders. The notice of nomination is required to contain certain information, as set forth in our Bylaws, about both the nominee and the stockholder making the nomination, the nominee’s consent to being named in the proxy statement, and a description of certain agreements, arrangements or understandings in connection with the making of the nomination. The Bylaws provide that the notice must also contain information about certain stock holdings of the stockholder making the nomination, including derivative holdings, dividend rights that are separated from or separable from the underlying shares and certain performance-related fees, as well as information that would be required to be disclosed in connection with a proxy solicitation (and whether a proxy solicitation will be conducted). We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director.

A nomination that does not comply with the requirements set forth in our Bylaws will not be considered for presentation at the annual meeting, but may be considered by the Governance and Nominating Committee for any vacancies arising on the Board of Directors between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

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Board Meetings and Annual Meeting Attendance

The Board of Directors met five times in 2017. All of the directors attended in excess of 75% of the total number of meetings of the Board of Directors and the committees on which they served.

Our Corporate Governance Guidelines provide that directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as our Annual Meeting of Stockholders. Our 2017 Annual Meeting was attended by all of our directors then in office.

Board Committees

The Board of Directors has established five standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technology Committee and the Executive Committee. The table below provides current membership for each committee.

Director	Audit	Compensation	Governance and Nominating	Technology	Executive
George Bravante, Jr.	Member
Hervé Couturier				Chair
Renée James	Member			Member
Lawrence W. Kellner			Chair		Chair
Gary Kusin		Chair	Member
Sean Menke				Member	Member
Greg Mondre		Member	Member		Member
Judy Odom	Chair
Joseph Osnoss				Member
Karl Peterson		Member	Member		Member
Zane Rowe		Member		Member

Each of the committees operates under its own written charter adopted by the Board of Directors, each of which is available on the investors section of our website at www.sabre.com.

Ad hoc committees may also be designated under the direction of our Board of Directors when necessary to address specific issues.

Audit Committee

The Audit Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the integrity of Sabre’s financial statements and internal control system,

•	the performance of Sabre’s internal audit function,

•	the annual independent audit of Sabre’s financial statements,

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•	the engagement of the independent auditors and the evaluation of their qualifications, independence and performance,

•	legal and regulatory compliance, and

•	the evaluation of enterprise risk issues.

The members of the Audit Committee are Judy Odom (Chairman), George Bravante, Jr. and Renée James, each of whom is “independent,” as defined under NASDAQ rules and Rule 10A-3 of the Exchange Act. Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate and meets the criteria of the rules and regulations set forth by the SEC for an “audit committee financial expert.”

The Audit Committee met eight times in 2017.

Compensation Committee

The Compensation Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the operation of our executive compensation program,

•	the review and approval of the corporate goals and objectives relevant to the compensation of our CEO, the evaluation of his or her performance in light of those goals and objectives, and the determination and approval of his or her compensation based on that evaluation,

•	the establishment and annual review of any stock ownership guidelines applicable to our executive officers and management, and the non-employee members of the Board of Directors,

•	the determination and approval of the compensation level (including base and incentive compensation) and direct and indirect benefits of our executive officers, and

•	any recommendation to the Board of Directors regarding the establishment and terms of incentive-compensation and equity-based plans, and the administration of these plans.

The members of the Compensation Committee are Gary Kusin (Chairman), Greg Mondre, Karl Peterson and Zane Rowe, each of whom is “independent,” as defined under NASDAQ rules. The Compensation Committee met five times in 2017.

Committee Consultant

The Compensation Committee’s charter provides that the Compensation Committee has the authority to retain advisors, including compensation consultants, to assist in its work. The Compensation Committee believes that a compensation consultant can provide important market information and perspectives that can help it determine compensation programs that best meet the objectives of our compensation philosophy and policies. Pursuant to its charter, prior to selecting a compensation consultant the Compensation Committee considers factors relevant to the independence of the individual advisors, as well as the independence of the advisors’ organization.

The Compensation Committee has engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. Compensia has no other business relationship with Sabre and receives

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CORPORATE GOVERNANCE

no payments from us other than fees for services to the Compensation Committee. Compensia reports directly to the Compensation Committee, and the Compensation Committee may replace Compensia or hire additional consultants at any time. A representative of Compensia attends Compensation Committee meetings and communicates with the Chairman of the Compensation Committee between meetings from time to time.

The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of NASDAQ, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Compensation Policies and Practices Risk Assessment

At the request of the Compensation Committee, Compensia has assessed the risk profile of Sabre’s compensation programs. Based on this review, management and the Compensation Committee have concluded that Sabre’s compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on Sabre.

Governance and Nominating Committee

The Governance and Nominating Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the review of the performance of our Board of Directors and any recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors,

•	corporate governance principles applicable to officers, directors and employees of Sabre, and

•	the review of management’s short- and long-term leadership development and succession plans and processes.

The members of the Governance and Nominating Committee are Lawrence W. Kellner (Chairman), Gary Kusin, Greg Mondre and Karl Peterson, each of whom is “independent,” as defined under NASDAQ rules. The Governance and Nominating Committee met four times in 2017.

Technology Committee

The Technology Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the appraisal of major technology-related projects and recommendations to our Board of Directors regarding our technology strategies,

•	the review of the quality and effectiveness of Sabre’s data security, data privacy and disaster recovery capabilities, and

•	the provision of advice to our senior technology management team with respect to existing trends in information technology and new technologies, applications and systems.

The members of the Technology Committee are Hervé Couturier (Chairman), Renée James, Joseph Osnoss, Sean Menke and Zane Rowe. The Technology Committee met three times in 2017.

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Executive Committee

The Executive Committee’s principal function is to exercise, when necessary between meetings of the Board of Directors, certain of the Board of Directors’ powers and authority in the management of our business and affairs and to act on behalf of the Board of Directors.

The members of the Executive Committee are Lawrence Kellner (Chairman), Sean Menke, Greg Mondre and Karl Peterson. The Executive Committee did not meet in 2017.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Other Corporate Governance Practices and Policies

Majority Voting for Directors in Uncontested Elections

In 2017, the Board of Directors and our stockholders approved an amendment to our Certificate of Incorporation to facilitate the implementation of a majority vote standard in uncontested director elections. As a result, our Bylaws now provide for a majority vote standard in these elections.

Lead Director

Given Mr. Kellner’s interim service as Executive Chairman of the Board from December 31, 2016 through December 31, 2017, the Board designated Mr. Peterson as Lead Director during this period. Mr. Peterson’s responsibilities as Lead Director included developing the agenda for and presiding over sessions of the independent directors, calling meetings of the independent directors, coordinating the activities of the independent directors, serving as a liaison between the independent directors, as a group, the Executive Chairman and the Chief Executive Officer, providing input on the agendas and schedules for Board meetings after conferring with the Executive Chairman, speaking on behalf of the Board and chairing Board meetings when the Executive Chairman was not present, and consulting with stockholders at management’s request.

Communicating with Directors

Stockholders and other interested parties may communicate with our Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. You may also find information on communicating with the Board of Directors at the investors section of our website at www.sabre.com.

Code of Business Ethics

We have adopted a Code of Business Ethics, which is the code of conduct applicable to all of our directors, officers and employees. The Code of Business Ethics is available in the investors section of our website at www.sabre.com. Any change or amendment to the Code of Business Ethics, and any waivers of the Code of Business Ethics for our directors, CEO or senior financial officers, will be available on our website at the above location. As of the date of this proxy statement, no such waivers had been posted at this location.

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CORPORATE GOVERNANCE

Board and Management Roles in Risk Oversight

Our Board of Directors has the primary responsibility for risk oversight of Sabre as a whole. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility relating to the evaluation of enterprise risk issues, as well as for reviewing Sabre’s procedures with respect to risk management.

The Board of Directors has also charged the Compensation Committee with evaluating Sabre’s compensation program, taking into account Sabre’s business strategy and risks to Sabre and its business implied by the compensation program. See “Compensation Policies and Practices Risk Assessment.” The Governance and Nominating Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Technology Committee, in coordination with the Audit Committee, is responsible for monitoring the quality and effectiveness of Sabre’s technology security, and for periodically reviewing, appraising and discussing with management the quality and effectiveness of Sabre’s information technology security, data privacy and disaster recovery capabilities.

We believe that the current leadership structure of the Board of Directors is designed to support effective oversight of our risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board of Directors as led by both the Chairman of the Board and the President and CEO.

Whistleblower Procedures

The Audit Committee has established procedures for receiving, recording and addressing any complaints we receive regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Sabre Global Integrity Hotline telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

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PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Certificate of Incorporation provides that our Board of Directors shall consist of at least five directors but no more than 11 directors. We have proposed an amendment to our Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors. See “Proposal 3: Amendment of Certificate of Incorporation to Increase the Maximum Size of the Board of Directors to 13 directors.”

The Board of Directors is divided into three classes, as required by our Certificate of Incorporation. Directors of one class are elected each year for a term of three years. As of the date of this proxy statement, the Board of Directors consists of eleven members. Four of the current directors have terms that expire at this year’s Annual Meeting (Class of 2018), three have terms that expire at the 2019 Annual Meeting (Class of 2019) and four have terms that expire at the 2020 Annual Meeting (Class of 2020). Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

The four nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2021 Annual Meeting of Stockholders (Class of 2021) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised us that they will serve if elected. The remaining seven directors will continue to serve as directors for the terms set forth on the following pages.

Certain Information Regarding Nominees for Director

The names of the nominees for the Class of 2018 and of the other directors continuing in office, their ages as of February 28, 2018, the year they first became directors, their principal occupations during at least the past five years, information regarding director qualifications and certain other biographical information are set forth below by Class, in the order of the next Class to stand for election. Information is also provided on public company boards with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered under the Investment Company Act of 1940 on which they have served on since January 1, 2013. All of the nominees for the Class of 2018 are current directors standing for reelection.

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PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders (Class of 2018)

HERVÉ COUTURIER

Sabre committee membership:

Technology Committee (chair)

Professional experience:

Mr. Couturier is a private investor and product strategy consultant. Mr. Couturier currently serves as President of Kerney Partners, a consulting firm. From 2012 to 2016, he was Executive Vice President, R&D, at Amadeus, an airline reservation systems provider. From 2007 to 2012, he was Executive Vice President of SAP AG’s Technology Group and Head of Research. He also serves as a board member for SimCorp A/S, a public Danish software company, and Infovista Inc., and has held management positions at a number of IT companies including Business Objects, the worldwide leader of business intelligence solutions, now part of SAP, S1 Corporation, a provider of payment software for financial institutions, and XRT, a leading European treasury management software company, now part of the Sage Group PLC. Mr. Couturier holds both an engineering degree and a Master of Science degree from the École Centrale Paris in France. He began his career at IBM in 1982, where he held various engineering and business positions until 1997.

Director qualifications:

Mr. Couturier has significant experience in the areas of solutions strategy, product strategy, product development and business management at software-based companies, as well as domain experience in the travel, banking and manufacturing segments. We believe this international and industry expertise provides valuable insights for the Board of Directors.

Age: 59 Director since: December 2017
President, Kerney Partners

LAWRENCE W. KELLNER

Sabre committee membership:

Executive Committee (chair) and Governance and Nominating Committee (chair)

Professional experience:

Mr. Kellner has served as President of Emerald Creek Group, LLC, a private equity firm that he founded, since 2010. In addition, he has served as Sabre’s Chairman of the Board from 2013 to 2016 and since December 31, 2017. Mr. Kellner previously served as Sabre’s Executive Chairman of the Board on an interim basis from December 31, 2016 to December 31, 2017. He served as Chairman and Chief Executive Officer of Continental Airlines, Inc., an international airline company, from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and was a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner serves on the board of directors of The Boeing Company and Marriott International, Inc.

Director qualifications:

We believe that Mr. Kellner is a valuable asset and well qualified to sit on our Board of Directors as a result of his significant experience and relationships in the commercial aviation and travel industries, including oversight of technology utilized in these industries, significant corporate governance experience and financial expertise. In addition, as Chairman of the Board, Mr. Kellner provides key strategic guidance to both our Board and management, and spends a significant amount of time engaging in matters related to our Board.

Public company boards served on since 2013:

The Boeing Company (2011 to present), Marriott International, Inc. (2002 to present), and Chubb Limited (including its predecessor company, The Chubb Corporation) (2011 to 2016)

Age: 59 Director since: August 2013
President, Emerald Creek Group, LLC Chairman of the Board, Sabre Corporation

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PROPOSAL 1: ELECTION OF DIRECTORS

JUDY ODOM

Sabre committee membership:

Audit Committee (chair)

Professional experience:

From 1985 until her retirement in 2002, Ms. Odom held numerous positions, most recently chief executive officer and chairman of the board, at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, Ms. Odom was a partner with the international accounting firm, Grant Thornton. Ms. Odom currently serves on the board of directors of Harte-Hanks, Inc., a marketing services company, and Leggett & Platt, Inc., a diversified manufacturing company. She previously served on the board of Storage Technology Corporation, a provider of data storage hardware and software products and services, from November 2003 to August 2005.

Director qualifications:

We believe that Ms. Odom’s qualifications to serve on our Board of Directors include her board service with several companies allowing her to offer a broad leadership perspective on strategic and operating issues facing companies today. Ms. Odom’s experience co-founding Software Spectrum, growing it to a large public company before selling it to another public company and serving as board chair provides the insight and perspective of a successful entrepreneur and long-serving chief executive officer with international operating experience.

Public company boards served on since 2013:

Harte-Hanks, Inc. (2003 to present) and Leggett & Platt, Incorporated (2002 to present)

Age: 65 Director since: March 2014
Retired Chief Executive Officer and Chairman of the Board, Software Spectrum, Inc.

KARL PETERSON

Sabre committee membership:

Compensation Committee, Executive Committee and Governance and Nominating Committee

Professional experience:

Mr. Peterson is a Senior Partner of TPG and Managing Partner of TPG Pace Group, the firm’s newly formed effort to sponsor SPACs and other permanent capital solutions for companies. He also serves as President and CEO of TPG Pace Holdings. Since rejoining TPG in 2004, Mr. Peterson has led investments for the firm in technology, media, financial services and travel sectors and oversaw TPG’s European operations from 2010 until 2017. Prior to 2004, he was a co-founder and the president and CEO of Hotwire.com. He led the business from its launch in 2000 through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman, Sachs & Co. Mr. Peterson is currently a director of Playa Hotels and Resorts, TPG Pace Holdings, TES Global, and Saxo Bank.

Director qualifications:

We believe that as a result of his experience as a director of several travel and technology companies, as a former executive of an online travel company, and as a private equity investor with significant experience working with public companies, Mr. Peterson brings a keen strategic understanding of our industry and of the competitive landscape for our company.

Public company boards served on since 2013:

Pace Holdings Corp. (2015 to 2017), Playa Hotels and Resorts (2017 to present), Caesars Acquisition Company (2013 to 2017), Norwegian Cruise Line Holdings Ltd. (2008 to 2016), Caesars Entertainment Corporation (2008 to 2013) and TPG Pace Holdings (2017 to present)

Age: 47 Director since: March 2007
Senior Partner of TPG and Managing Partner, TPG Pace Group

The Board of Directors unanimously recommends a vote FOR the election of the four nominees from the Class of 2018 for director.

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PROPOSAL 1: ELECTION OF DIRECTORS

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2019 Annual Meeting of Stockholders (Class of 2019)

GEORGE BRAVANTE, JR.

Sabre committee membership:

Audit Committee

Professional experience:

Mr. Bravante is the co-founder and the managing member of the general partner of Bravante-Curci Investors, LP, an investment firm focusing on real estate investments in California. He has held this position since 1996. Since 2005, he has also been the owner of Bravante Produce, a grower, packer and shipper of premium California table grapes and citrus. In addition, since 2012 he has served as the CEO of Pacific Agricultural Realty, LP, a private equity fund investing in agricultural assets in California. Previously, he served as chairman of the board of ExpressJet Holdings, Inc. from 2005 to 2010 and was a member of its board from 2004 to 2010. From 1994 to 1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and prior to that he was President and Chief Operating Officer of America Real Estate Group, Inc., where he led strategic management, restructuring and disposition of assets. He serves as a director of KBS Growth & Income REIT, Inc., a real estate investment trust.

Director qualifications:

We believe that Mr. Bravante should serve on the Board of Directors because of his travel industry experience, as well as his investment experience and financial and strategic business knowledge.

Public company boards served on since 2013:

KBS Growth & Income REIT, Inc. (2016 to present)

Age: 59 Director since: December 2014
Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce and CEO of Pacific Agricultural Realty, LP

JOSEPH OSNOSS

Sabre committee membership:

Technology Committee

Professional experience:

Mr. Osnoss is a Managing Director of Silver Lake, which he joined in 2002. From 2010 to 2014, before returning to the U.S., Mr. Osnoss was based in Silver Lake’s London office, where he helped oversee the firm’s activities in Europe, the Middle East, and Africa. Mr. Osnoss is currently on the boards of Cast & Crew Entertainment Services, Cornerstone OnDemand and Global Blue SA. He previously served on the boards of Instinet Incorporated, Interactive Data Corporation, Mercury Payment Systems, and Virtu Financial. Prior to joining Silver Lake, Mr. Osnoss worked in investment banking at Goldman, Sachs & Co., where he focused on mergers and financings in the technology and telecommunications industries. He previously held positions at Coopers & Lybrand Consulting in France and at Bracebridge Capital, a fixed income arbitrage hedge fund. Mr. Osnoss currently is a Visiting Professor at the London School of Economics, where he participates in teaching and research activities within the Department of Finance.

Director qualifications:

Mr. Osnoss’ extensive experience in private equity investing, including the technology sector, and serving on the boards of directors of other companies, both domestically and internationally, positions him to contribute meaningfully to our Board of Directors.

Public company boards served on since 2013:

Virtu Financial Inc. (2015 to 2016) and Cornerstone OnDemand, Inc. (2017 to present)

Age: 40 Director since: March 2007
Managing Director, Silver Lake

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PROPOSAL 1: ELECTION OF DIRECTORS

ZANE ROWE

Sabre committee membership:

Technology Committee and Compensation Committee

Professional experience:

Mr. Rowe has served as Chief Financial Officer of VMware, Inc. since March 2016. Before joining VMware, which has been indirectly acquired by and thus may be deemed to be an affiliate of Silver Lake, he served as Executive Vice President and Chief Financial Officer of EMC Corporation from October 2014 through February 2016. Prior to joining EMC, Mr. Rowe was Vice President of North American Sales of Apple Inc. from May 2012 to May 2014. He was Executive Vice President and Chief Financial Officer of United Continental Holdings, Inc., an airline holdings company, from October 2010 until April 2012 and was Executive Vice President and Chief Financial Officer of Continental Airlines from August 2008 to September 2010. Mr. Rowe serves on the Board of Directors of Pivotal Software, Inc. and the Board of Trustees of Embry-Riddle Aeronautical University.

Director qualifications:

Mr. Rowe’s extensive experience in the travel industry and the technology industry, as well as his financial expertise and experience in sales, operations and strategic roles, provides key contributions to our Board of Directors.

Age: 47 Director since: May 2016
Chief Financial Officer, VMware, Inc.

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PROPOSAL 1: ELECTION OF DIRECTORS

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2020 Annual Meeting of Stockholders (Class of 2020)

RENÉE JAMES

Sabre committee membership:

Audit Committee and Technology Committee

Professional experience:

Ms. James is a strategic, technology leader with broad, international experience. Her capabilities span from setting corporate strategy to managing large scale, complex global operations and P&Ls. Ms. James is currently the CEO of Ampere Computing, a Carlyle Group owned private company. She had a lengthy career with Intel Corporation, where she was the President of the company and co-leader with the CEO in the executive office. Throughout her career at Intel, she held a variety of positions in Software R&D, P&L management, Sales and Manufacturing. Prior to becoming Intel’s President, Ms. James was the Executive Vice President of Intel and the Group General Manager of Software and Services for over a decade of her career. In addition, she has led large scale M&A and the re-structuring and served as Chairman of Intel’s subsidiaries. Early in her career, Ms. James served as chief of staff for founder and former Intel CEO, Andy Grove for several years where she was responsible for corporate strategy. In her role with Carlyle, Ms. James is evaluating new technology investments for the firm as well as advising and working with portfolio companies on their strategic direction and operational efficiency. Ms. James currently serves as the Chairman of the National Security Telecommunications Advisory Committee to the President of the United States. Ms. James serves as a non-executive director on the board of Vodafone Group Plc, a multinational telecommunications company, and is a member of the Remuneration Committee. She also serves on the board of Oracle Corporation, a cloud applications and platform services company, and is a member of the Compensation Committee. Ms. James serves on the board of Citigroup, Inc., a global bank, and is a member of the Technology, AML and Risk Committees. She is also a Trustee of the University of Oregon Foundation.

Director qualifications:

We believe that Ms. James’ deep enterprise software and industry insights, as well as her extensive strategy and operating experience in the technology industry, serve an important role for our Board of Directors.

Public company boards served on since 2013:

Vodafone, PLC (2011 to present), Oracle Corporation (2015 to present), Citigroup, Inc. (2016 to present), and VMware, Inc. (2007 to 2013)

Age: 53 Director since: August 2015
Former President, Intel Corporation

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GARY KUSIN

Sabre committee membership:

Compensation Committee (chair) and Governance and Nominating Committee

Professional experience:

Mr. Kusin is a private investor, business advisor and entrepreneur. He serves as Chief Executive Officer and chairman of the board for Treehouse. Mr. Kusin advises an array of public companies, private companies and private equity firms, including TPG Capital, Leonard Green Partners and Hicks Holdings, on strategic, management and growth issues. He co-founded two companies, Babbage’s, operating now as GameStop, and Laura Mercier Cosmetics which today are well known global brands. Mr. Kusin served from 2001 to 2006 as president and chief executive officer of Kinko’s, today operating as FedEx Office. He was responsible for the turnaround, strategic growth and transformation of Kinko’s and oversaw its ultimate sale to FedEx. An Inc. magazine “Entrepreneur of the Year,” Mr. Kusin also serves on the board of directors of Savers, Inc., FleetPride, Taco Bueno and as chairman of the board for Treehouse. Mr. Kusin’s community activities include positions held with St. Mark’s School of Texas Board of Trustees, Dallas Young Presidents’ Organization (YPO) chairman, Dallas Citizen’s Council board of directors, the Southwestern Medical School Foundation and as chairman of the Advisory Council for the University of Texas McComb’s School of Business. A member of the University of Texas McComb’s School of Business Hall of Fame, Mr. Kusin earned a BA from the University of Texas at Austin and an MBA from the Harvard Business School.

Director qualifications:

We believe that Mr. Kusin should serve on our Board of Directors because of his substantial expertise in executive management and corporate governance as a result of his extensive experience as an investor, director and an executive officer of major corporations.

Age: 66 Director since: March 2007
Private investor, business advisor and entrepreneur

SEAN MENKE

Sabre committee membership:

Executive Committee and Technology Committee

Professional experience:

Mr. Menke was elected President and CEO of Sabre effective December 31, 2016. Prior to that, he served as Sabre’s executive vice president and president of Travel Network. Before joining Sabre in October 2015, Mr. Menke served as executive vice president and chief operating officer of Hawaiian Airlines from October 2014 to October 2015. From 2013 to 2014, he was executive vice president of resources at IHS Inc., a global information technology company. He served as managing partner of Vista Strategic Group, LLC, a consulting firm, from 2012 to 2013 and from 2010 to 2011. From 2011 to 2012, he served as president and chief executive officer of Pinnacle Airlines, and from 2007 to 2010 as president and chief executive officer of Frontier Airlines. Frontier Airlines and Pinnacle Airlines filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in 2008 and 2012, respectively.

Director qualifications:

Mr. Menke’s extensive travel technology industry experience and his substantial leadership experience as an executive officer of airline companies make him a valuable asset to our management and our Board of Directors.

Age: 49 Director since: December 2016
President and CEO, Sabre Corporation

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PROPOSAL 1: ELECTION OF DIRECTORS

GREG MONDRE

Sabre committee membership:

Compensation Committee, Executive Committee and Governance and Nominating Committee

Professional experience:

Mr. Mondre is a Managing Partner and Managing Director with Silver Lake. Mr. Mondre joined the firm in 1999 and has significant experience in private equity investing and expertise in sectors of the technology and technology-enabled industries. Prior to joining Silver Lake, Mr. Mondre was a principal at TPG, where he focused on private equity investments across a wide range of industries, with a particular focus on technology. Earlier in his career, Mr. Mondre worked as an investment banker in the Communications, Media and Entertainment Group of Goldman, Sachs & Co. He currently serves as a director of Fanatics, Go Daddy, Inc., Motorola Solutions, Inc. and Red Ventures.

Director qualifications:

Because Mr. Mondre has over seventeen years of private equity investing and banking experience focused on technology companies and tech-enabled businesses, we believe that he brings to our Board of Directors specialized knowledge and experience in portfolio management, analyzing potential acquisitions, raising equity, and setting corporate strategy.

Public company boards served on since 2013:

GoDaddy, Inc. (2014 to present) and Motorola Solutions, Inc. (2015 to present)

Age: 43 Director since: March 2007
Managing Partner and Managing Director, Silver Lake

26	Sabre Corporation 2018 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Director Compensation Program

2017 Compensation

Our Board of Directors, based on recommendations by the Compensation Committee, has adopted a formal compensation program for the non-employee members of our Board of Directors who are also not employees of TPG or Silver Lake. This compensation program is designed to pay directors an appropriate amount for their services required as a director, while also seeking to align their interests with the long-term interests of our stockholders. When assessing the director compensation program, the Compensation Committee, with the assistance of Compensia, compares the design and the compensation elements of the program to that of our peer group. For information regarding our peer group, see “Compensation Discussion and Analysis—Competitive Positioning” below.

For 2017, this compensation program consisted of the following elements:

Type of Compensation	Dollar Value of Compensation Element
Annual cash retainer	$75,000, paid quarterly
Annual grant of restricted stock units (vests in full on first anniversary of date of grant)	$150,000 value, awarded on March 15
Audit Committee chairman annual cash retainer	additional $30,000, paid quarterly
Audit Committee member annual cash retainer	additional $15,000, paid quarterly
Compensation Committee chairman annual cash retainer	additional $20,000, paid quarterly
Compensation Committee member annual cash retainer	additional $10,000, paid quarterly
Governance and Nominating Committee chairman annual cash retainer	additional $15,000, paid quarterly
Governance and Nominating Committee member annual cash retainer	additional $10,000, paid quarterly
Technology Committee chairman annual cash retainer	no additional compensation
Technology Committee member annual cash retainer	no additional compensation

In addition, the non-employee members of our Board of Directors who are also not employees of TPG or Silver Lake are also eligible to receive a one-time restricted stock unit award with a grant date value of $400,000 in connection with their appointment to the Board of Directors, which vests ratably on a quarterly basis over four years from the date of grant.

For information on Mr. Kellner’s compensation for his interim service from December 31, 2016 to December 31, 2017 as Executive Chairman of the Board, see “Compensation Discussion and Analysis—Compensation of Executive Chairman.”

Non-Employee Directors Compensation Deferral Plan

We maintain the Sabre Corporation Non-Employee Directors Compensation Deferral Plan, a non-qualified deferred compensation plan that allows non-employee directors to defer receipt of all or a portion of the shares of our common stock subject to their restricted stock unit awards. Each participating non-employee director has a notional account established to reflect the vesting of his or her restricted stock unit awards and associated notional dividend equivalents. Non-employee directors are fully vested in their accounts. Deferrals are distributed in the form of Sabre common stock after the director terminates his or her service on the Board of Directors or in the event of a change in control of Sabre.

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PROPOSAL 1: ELECTION OF DIRECTORS

2017 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2017. Other than as set forth in the table and described more fully below, in 2017 we did not pay any compensation to any person who served as a non-employee member of our Board of Directors who is affiliated with our Principal Stockholders or pay any fees to, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board of Directors. Mr. Menke, who is our President and CEO, does not receive any compensation for his service as a director and is not included in this table. For information on the compensation of Mr. Kellner, who served as Executive Chairman of the Board on an interim basis in 2017, see “Compensation Discussion and Analysis—Compensation of Executive Chairman” below. The compensation received by Messrs. Kellner and Menke in 2017 is presented in the “2017 Summary Compensation Table” below.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
George Bravante, Jr.	$90,000	$149,998	$239,998
Hervé Couturier	$0	$400,003	$400,003
Renée James	$90,000	$149,998	$239,998
Gary Kusin	$105,000	$149,998	$254,998
Greg Mondre	–	–	–
Judy Odom	$105,000	$149,998	$254,998
Joseph Osnoss	–	–	–
Karl Peterson	–	–	–
Zane Rowe	$83,944	$149,998	$233,942

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock unit award for shares of our common stock granted during 2017, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of these stock-based awards are set forth in Note 12, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee members of our Board of Directors from their awards.

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PROPOSAL 1: ELECTION OF DIRECTORS

(2)	The following table sets forth information on the restricted stock unit awards for shares of our common stock granted in 2017 and the aggregate number of shares of our common stock subject to such outstanding restricted stock unit awards held at December 31, 2017 by the non-employee members of our Board of Directors.

Director	Grant Date	Restricted Stock Units Awarded in 2017 (#)		Restricted Stock Units Held at December 31, 2017 (#)
George Bravante, Jr.	03/15/2017	6,815	(a)	11,803
Hervé Couturier	12/11/2017	20,471		20,471
Renée James	03/15/2017	6,815	(a)	13,427
Gary Kusin	03/15/2017	6,815		9,813
Greg Mondre	–	–		–
Judy Odom	03/15/2017	6,815	(a)	9,813
Joseph Osnoss	–	–		–
Karl Peterson	–	–		–
Zane Rowe	03/15/2017	6,815		15,703

(a)	Per election made by the non-employee director under the Non-Employee Directors Compensation Deferral Plan, receipt of this restricted stock unit award for shares of our common stock was deferred until the end of the respective board member’s service. Each of Mr. Bravante and Ms. Odom also earned an aggregate of 339 dividend equivalent shares in 2017 on previously deferred shares. Ms. James earned 148 dividend equivalent shares in 2017 on previously deferred shares.

The non-employee members of our Board of Directors are reimbursed for their actual travel and other out-of-pocket expenses in connection with their service on our Board of Directors and Board committees.

2018 Compensation

In February 2018, the Compensation Committee, with the assistance of Compensia, reviewed the compensation program for the non-employee members of our Board of Directors who are also not employees of TPG or Silver Lake. In its assessment, the Compensation Committee compared the design and the compensation elements of the program to that of the directors’ compensation programs of our peer group. Based on its review, the Compensation Committee recommended to our Board of Directors, and the Board approved, changes to our director compensation program.

Accordingly, effective April 1, 2018, the annual cash retainer was increased to $90,000, payable quarterly, and effective March 15, 2018, the annual grant of restricted stock units was increased to $160,000. The Compensation Committee recommended these changes based on its review of the peer data and anticipated trends in non-employee director compensation. Also effective April 1, 2018, the annual retainers for the Technology Committee chairman and its members were set at $15,000 and $10,000, respectively, paid quarterly. The Compensation Committee recommended this change in order to provide compensation for members of the Technology Committee, who were previously not compensated for their service, in recognition of the increasing importance of this committee’s role with respect to Sabre’s strategy and operations.

Also in February 2018, with the assistance of Compensia, the Compensation Committee reviewed the compensation of the non-executive Chairman of the Board, including a review of peer group data. Based on this review, the Compensation Committee recommended to our Board of Directors, and the members

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PROPOSAL 1: ELECTION OF DIRECTORS

of the Board (other than Mr. Kellner) approved, effective March 15, 2018, an annual restricted stock unit to the non-executive Chairman of the Board with a grant date value of $350,000, which will vest in full on the first anniversary of the date of grant. The non-executive Chairman will not receive the $150,000 annual restricted stock unit award in addition to this award. The non-executive Chairman also receives an annual cash retainer of $250,000, payable quarterly in arrears, and receives no additional fees for being a committee chairman or member. The Compensation Committee recommended this in recognition of the critical role that our Chairman plays, as well as the significant time he spends engaging in matters relating to his position on the Board. In addition, the Compensation Committee noted that our Chairman provides regular valuable strategic guidance to management and our Board of Directors that the Board believes contributes materially to Sabre’s success, including recently with respect to the recent management transitions at Sabre.

30	Sabre Corporation 2018 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2018, and is requesting ratification by our stockholders. If our stockholders do not approve the selection of Ernst & Young, the selection of other independent auditors for the fiscal year ending December 31, 2019 will be considered by the Audit Committee.

Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to questions.

Principal Accounting Firm Fees

Our aggregate fees (excluding value added taxes) with respect to the fiscal years ended December 31, 2017 and 2016 to our principal accounting firm, Ernst & Young, were as follows (in thousands):

	2017	2016
Audit Fees(1)	$5,669	$5,918
Audit-Related Fees(2)	$1,373	$738
Tax Fees(3)	$549	$420
All Other Fees(4)	$2	$2

(1)	Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or which include services provided in connection with our filings with the SEC under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Audit-related fees consist primarily of service organization control examinations, accounting standard implementation and other attestation services.

(3)	Tax fees comprise fees for a variety of permissible services relating to international tax compliance, tax planning, and tax advice.

(4)	All other fees were paid for an online technical accounting research tool.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young to Sabre are pre-approved by the Audit Committee using the following procedures. At the first in-person meeting of the Audit Committee each year, the Audit Committee reviews a proposal, together with the related fees, to engage Ernst & Young for audit services. In addition, also at the first in-person meeting of the year, our Audit Committee reviews non-audit services to be provided by Ernst & Young during the year. At each subsequent in-person meeting, the Audit Committee reviews, if applicable, updated information regarding approved services and highlights any new audit and non-audit services to be provided by Ernst & Young. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews the individual requests for non-audit services and approves the services if acceptable to the Audit Committee.

Predictable and recurring covered services and their related fee estimates or fee arrangements are considered for general pre-approval by the full Audit Committee on an annual basis at the first in-person

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

meeting of the year, based on information that is sufficiently detailed to identify the scope of the services to be provided. General pre-approval of any covered services is effective for the applicable fiscal year. A covered service and its related fee estimate or fee arrangement that has not received general pre-approval must be pre-approved by the Audit Committee or the Chairman of the Audit Committee.

In considering whether to pre-approve a covered service, the Audit Committee considers the nature and scope of the proposed service in light of applicable law, as well as the principles and other guidance enunciated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect to auditor independence, including that an auditor cannot (1) function in the role of management, (2) audit his or her own work, or (3) serve in an advocacy role for his or her client. The Audit Committee also considers whether the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Sabre’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Sabre’s ability to manage or control risk, or improve audit quality. All these factors are considered as a whole, and no one factor is necessarily determinative. The Audit Committee is also mindful of the ratio of fees for audit to non-audit services in determining whether to grant pre-approval for any service, and considers whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve any individual covered services that are not the subject of general pre-approval and for which the aggregate estimated fees do not exceed $250,000. Actions taken are reported to the Audit Committee at its next Committee meeting. All services and fees in 2017 were pre-approved by the Audit Committee or the Chairman of the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2018.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of Sabre’s financial statements and internal control system. Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Sabre’s financial statements are complete, accurate and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and the risk assessment procedures used by the independent auditors, selecting and retaining the independent auditors, and overseeing compliance with various laws and regulations.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Sabre’s audited financial statements with management and Ernst & Young, Sabre’s independent auditors. The Audit Committee also discussed with Ernst & Young all communications required by the auditing standards of the PCAOB, including those required by PCAOB AS 1301, “Communications with Audit Committees.”

32	Sabre Corporation 2018 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed Ernst & Young’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with GAAP and on the opinion of Ernst & Young included in their report on Sabre’s financial statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sabre’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Judy Odom, Chair

George Bravante, Jr.

Renée James

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PROPOSAL 3: AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF THE BOARD OF DIRECTORS TO 13 DIRECTORS

PROPOSAL 3: AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM SIZE OF THE BOARD OF DIRECTORS TO 13 DIRECTORS

On February 26, 2018, our Board of Directors voted to approve, and to recommend that our stockholders approve, an amendment to our Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors.

Current Limitation on the Number of Directors in Certificate of Incorporation

Our Certificate of Incorporation currently provides that our Board of Directors will consist of not fewer than 5 individuals, nor more than 11 individuals. As a result, an increase in the number of directors beyond this limitation of 11 individuals requires an amendment to our Certificate of Incorporation.

Rationale for Increasing the Maximum Number of Directors

As discussed in “Director Nominee Criteria and Process” and “Attributes of Current Directors,” the Board of Directors through the Governance and Nominating Committee evaluates the attributes of our directors and considers candidates for Board service. There are currently 11 directors serving on the Board of Directors, which is the maximum number permitted under the Certificate of Incorporation. The Board of Directors believes that this current restriction on the ability to elect additional directors limits the flexibility of the Board to add new directors in the event that a strong candidate is identified. As a result, the Board of Directors has approved, and recommends that stockholders also approve an amendment to our Certificate of Incorporation that increases the maximum number of directors to 13.

Proposed Amendment to the Certificate of Incorporation to Increase the Maximum Number of Directors

Increasing the maximum size of the Board of Directors requires an amendment to our Certificate of Incorporation. The first sentence of Section 1(a) of Article VI of our Certificate of Incorporation would be amended and restated to reflect the change. The text of revised Section 1(a), marked to show the proposed change, is attached as Appendix A to this proxy statement. This amendment is subject to approval by stockholders.

If approved by our stockholders, the amendment to our Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware (which would occur promptly following the 2018 Annual Meeting).

The Board of Directors unanimously recommends a vote FOR the amendment of the Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors.

34	Sabre Corporation 2018 Proxy Statement

PROPOSAL 4: AMENDMENT OF CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

PROPOSAL 4: AMENDMENT OF CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

On February 26, 2018, our Board of Directors voted to approve, and to recommend that our stockholders approve, an amendment to our Certificate of Incorporation to declassify the terms of office of the directors.

Current Classified Board of Directors

Currently, the Certificate of Incorporation divides directors into three classes, with the directors in each class being elected for a three-year term. The term of the three classes is staggered so that only one class of directors is nominated for election at any one annual stockholder meeting.

Rationale for Declassification of the Board of Directors

The Board has periodically considered the advantages and disadvantages of maintaining a classified board structure and concluded that this structure was in the best interests of Sabre and its stockholders. While there are valid arguments in favor of and in opposition to a classified board structure, the Board believes that corporate governance standards have evolved and that annual elections of directors will provide Sabre’s stockholders with the opportunity to register their views on the performance of the entire Board each year. As a result, the Board has approved, and recommends that stockholders also approve, an amendment to Sabre’s Certificate of Incorporation to effect the declassification of the Board of Directors.

Proposed Amendment to the Certificate of Incorporation to Declassify the Board of Directors

Article VI of the Certificate of Incorporation provides that the Board is divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. In addition, Article VI provides that directors can be removed from the Board only “for cause” by the affirmative vote of at least 75% of the voting power of our common stock. In order to implement annual election of directors and to change the manner in which directors can be removed from the Board, the Certificate of Incorporation must be amended. If stockholders approve the amendments, current directors (or their successors as a result of a vacancy due to death, disability, resignation, disqualification or removal of any director or from any other cause), including those re-elected to three-year terms at the 2018 annual meeting, will continue to serve the remainder of their elected terms and, beginning with the first annual meeting following the stockholders’ approval of the amendments, the 2019 annual meeting, directors will be elected annually so that by the 2021 annual meeting, all directors will be elected annually. As provided in the Certificate of Incorporation, any director elected to fill a vacancy will hold office for the remaining term of his or her predecessor.

Under Delaware corporate law, stockholders may be limited to removing directors for cause only if the corporation has a classified board structure. Accordingly, in conjunction with the proposal to declassify the Board, we also are proposing to amend the Certificate of Incorporation to note that directors may be

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PROPOSAL 4: AMENDMENT OF CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

removed from office at any time, with or without cause, by the holders of at least 75% of the voting power of our common stock. Under Delaware law, directors cannot be removed by other directors, and the proposed amendment will not change this.

The text of revised Article VI of the Certificate of Incorporation, marked to show the proposed changes, is attached as Appendix B to this proxy statement. This amendment is subject to approval by stockholders.

Subject to stockholder approval and the effectiveness of the foregoing amendment to our Certificate of Incorporation, the Board has also unanimously approved an amendment to our Bylaws to delete a reference to the classified board structure. The amendment to our Bylaws is not subject to stockholder approval.

If approved by our stockholders, the amendment to our Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware (which would occur promptly following the 2018 Annual Meeting), whereupon the change to the Bylaws described above would also become effective.

The Board of Directors unanimously recommends a vote FOR the amendment of the Certificate of Incorporation to declassify the Board of Directors.

36	Sabre Corporation 2018 Proxy Statement

PROPOSAL 5: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 5: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In “Compensation Discussion and Analysis” and the executive compensation tables following that section, we describe in detail our executive compensation program, including its objectives, policies and components. As discussed in Compensation Discussion and Analysis, the Compensation Committee has adopted executive compensation policies that are designed to achieve the following objectives:

•	Pay for performance. Link a significant portion of the target total direct compensation opportunities of our executive officers to our annual and long-term business performance and each individual’s contribution to that performance.

•	Attract, motivate, and retain. Set compensation at market competitive levels that enable us to hire, incentivize, and retain high-caliber executive officers and that reinforce our succession planning process.

•	Long-term equity ownership. Provide opportunities, consistent with the interests of our stockholders, for our executive officers to accumulate and hold a significant equity stake in the organization, including through performance-based equity awards, if we achieve our strategic and growth objectives.

For a more detailed discussion of how our executive compensation program reflects these objectives and policies, including information about the 2017 compensation of our named executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee and our Board of Directors believe that the policies, practices and compensation components described in “Compensation Discussion and Analysis” are effective in achieving our objectives and are directly aligned with our performance.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the objectives, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

This proposal is being presented pursuant to Section 14A of the Exchange Act. The say-on-pay vote is advisory and is therefore not binding on us, the Compensation Committee or our Board of Directors. The Compensation Committee and our Board of Directors value the opinions of our stockholders and, to the extent there is any significant vote against our executive compensation program as disclosed in this proxy statement, will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for the year ended December 31, 2017 for our named executive officers. For 2017, our named executive officers were:

Name	Position

Sean Menke	President and Chief Executive Officer

Richard Simonson	Executive Vice President and Chief Financial Officer

Rachel Gonzalez	Executive Vice President and Chief Administrative Officer (effective May 24, 2017)

Lawrence W. Kellner	Executive Chairman of the Board (through December 31, 2017)

David Shirk	Executive Vice President, Sabre and President, Sabre Airline Solutions (effective June 5, 2017)

Management Changes

On May 24, 2017, Ms. Gonzalez was promoted to the position of Executive Vice President and Chief Administrative Officer. She previously held the position of Executive Vice President and General Counsel.

On June 5, 2017, Mr. Shirk joined us as our Executive Vice President, Sabre and President, Sabre Airline Solutions, and we entered into an employment agreement with him in connection with the commencement of his employment.

Effective December 31, 2016, the Board of Directors elected Mr. Kellner as Executive Chairman of the Board on an interim basis. Mr. Kellner served as Executive Chairman of the Board during 2017 and returned to the position of non-executive Chairman of the Board effective December 31, 2017. In connection with Mr. Kellner’s appointment as Executive Chairman, we entered into a letter agreement with him that provided for an initial equity award grant, a base salary of $500,000 and the opportunity to receive further equity awards, subject to the approval of our Board. See “—Compensation of Executive Chairman.” Because of Mr. Kellner’s arrangement, references to our named executive officers’ compensation in this Compensation Discussion and Analysis do not pertain to Mr. Kellner, unless the context otherwise indicates.

On January 11, 2018, we announced that Mr. Simonson intends to retire as Executive Vice President and Chief Financial Officer by the end of 2018. After his successor is appointed, Mr. Simonson will remain as a Senior Advisor to us until June 30, 2019.

On March 9, 2018, we announced that Ms. Gonzalez intends to leave Sabre to join the leadership team of a larger enterprise. Ms. Gonzalez is expected to depart Sabre in April 2018.

38	Sabre Corporation 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Overview

In 2017, although we fell short of our annual incentive compensation targets, we delivered a year with solid execution, including infusing our leadership with fresh ideas, evolving our technology, enhancing our customer engagement strategies and finding efficiencies in our selling, general and administrative expenses and total technology investments. We recorded the following financial results for 2017:

•	For the full year, our total consolidated revenue was $3.598 billion, compared to $3.373 billion in 2016, a 6.7% increase.

•	Travel Network revenue increased 7.4% to $2.550 billion from $2.375 billion in 2016.

•	Airline and Hospitality Solutions revenue increased 5.4% to $1.074 billion from $1.019 billion in 2016.

•	For the full year, diluted net income attributable to common stockholders per share was $0.87, a 1.2% increase from $0.86 in 2016. Adjusted net income from continuing operations per share (“Adjusted EPS”) totaled $1.40, a 6.9% increase from $1.31 in 2016.

See Appendix C for a reconciliation of the non-GAAP and GAAP financial measures presented.

Stockholder Engagement

In the fall of 2016, we initiated a stockholder outreach program in which we discuss executive compensation philosophy and other relevant matters, including corporate governance, with our stockholders. In May 2017, we conducted a targeted outreach to certain of our stockholders to discuss these matters in light of the 2017 Annual Meeting.

In the fall of 2017, we continued our outreach program, contacting institutional stockholders representing over 53% of the shares then outstanding and ultimately meeting with stockholders representing over 45% of the shares then outstanding. These discussions included members of our senior management and, in certain cases, our Chairman of the Board. Feedback received on our executive compensation program was generally positive; however, investors did identify certain aspects of our program design for additional consideration. In response to, and after carefully considering this stockholder feedback, the Compensation Committee approved changes to our executive compensation program, as highlighted below.

What we heard	What we did

• Discussion about the use of Adjusted EBITDA as a performance measure for our annual cash incentive plan	• Replaced Adjusted EBITDA with Adjusted EPS as an annual incentive performance measure for 2017

• Discussion about the grant of time-based restricted stock unit awards in connection with executive officer promotions, recognition or retention	• Moved to grants of performance-based restricted stock unit awards in connection with executive officer promotions or retention concerns, beginning with Ms. Gonzalez’s promotion grant in July 2017

Sabre Corporation 2018 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

What we heard	What we did

• A desire for changes to the performance measurement period of our performance-based restricted stock units awards

• Beginning with the 2018 annual equity awards, performance-based restricted stock awards have four one-year performance measurement periods, with the potential to receive up to 150% of the target amount of performance-based restricted stock units based on our actual performance for each of the four measurement periods

2017 Compensation Highlights

We took the following actions with respect to the 2017 compensation of our named executive officers:

•	Base salaries. Adjusted the annual base salaries for Messrs. Menke and Simonson to reflect annual merit increases of 12.1% and 3.6%, respectively, which were effective October 2017. Ms. Gonzalez’s base salary was increased effective July 2017 in connection with her promotion to Executive Vice President and Chief Administrative Officer. See “—Compensation Elements—Base Salary” below.

•	Annual cash incentive performance measures. Replaced Adjusted EBITDA with Adjusted EPS as a performance measure for 2017 under our Executive Incentive Program (“EIP”). Revenue continued to be the second measure under the 2017 EIP. In addition, all of our executive officers were measured using the same corporate-wide performance measures, regardless of company-wide or business unit responsibility. See “—Compensation Elements—Annual Incentive Compensation” below.

•	Annual cash incentive results. Paid annual cash incentive awards under the 2017 EIP in amounts equal to 90% of our named executive officers’ target annual cash incentive opportunities. Although our financial results for 2017 actually resulted in a higher payout percentage, the Compensation Committee exercised its discretion to reduce the amount of their annual cash incentive awards in light of its evaluation of Sabre’s overall performance and results for the year.

•	Annual equity awards. Granted annual equity awards, including performance-based restricted stock unit awards, in March 2017. The total value of the equity awards granted in March 2017 to our named executive officers ranged from $1,800,000 to $5,000,000. See “—Long-Term Incentive Compensation” below.

•	New hire. Entered into an employment agreement with Mr. Shirk, who was hired as our Executive Vice President, Sabre and President, Sabre Airline Solutions, effective June 5, 2017.

•	Executive promotion. Ms. Gonzalez was promoted to Executive Vice President and Chief Administrative Officer, effective May 24, 2017.

•	Executive Severance Plan. Adopted the Executive Severance Plan in November 2017, effective January 1, 2018, for key executives of Sabre. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that these executive officers were entitled to receive under their respective employment agreements with Sabre. The employment agreements of our named executive officers have been amended to provide that any termination of employment will be governed by the Executive Severance Plan.

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“Pay-for-Performance” Philosophy

Our executive compensation philosophy, which is embodied in the design and operation of our executive compensation program, provides that a substantial portion of each year’s target total direct compensation opportunity for our executive officers, including our named executive officers, is delivered through our annual and long-term incentive compensation awards which are earned contingent on our ability to meet and exceed our annual and long-term objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long term value creation.

Our commitment to a “pay-for-performance” compensation philosophy is embodied in the following:

•	A substantial portion of our executive officers’ target cash compensation opportunity is performance-based. For 2017, approximately 57% of the target total cash compensation opportunity of Mr. Menke, and approximately 52%, on average, of the target total cash compensation opportunities of our other named executive officers (excluding Mr. Kellner) were contingent on meeting and exceeding the financial objectives set forth in our annual operating plan. For 2017, based on its evaluation of our performance, the Compensation Committee exercised its discretion to reduce the annual cash incentive awards for our named executive officers (excluding Mr. Kellner, who did not receive an annual cash incentive) to 90% of their target annual cash incentive opportunities. See “—2017 Total Direct Compensation.”

•	We grant performance-based restricted stock unit awards to our executive officers. For 2017, the shares of our common stock subject to these performance-based restricted stock unit awards were earned only if we achieved a pre-established revenue target level for 2017, with the earned shares subject to a time-based multi-year vesting requirement. See “—Compensation Elements of Total Direct Compensation—2017 Equity Awards—2017 Performance-Based Restricted Stock Unit Awards.”

Compensation Program Overview

What we do	What we don’t do

✓ Independent Compensation Committee consultant. The Compensation Committee has engaged its own compensation consultant to assist with the review and analysis of our executive compensation program. This consultant performs no other consulting or other services for us

X No retirement plans. We do not currently offer, nor do we have plans to provide, pension arrangements, or defined benefit retirement plans to our executive officers

✓ Annual executive compensation review. The Compensation Committee conducts an annual review of our executive compensation program, including a review of the competitive market for executive talent, and has developed a compensation peer group for use during its deliberations when evaluating the competitive market

X  No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits, or on any severance or change-in-control payments or benefits

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COMPENSATION DISCUSSION AND ANALYSIS

What we do	What we don’t do

✓ Compensation at-risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders

X  No special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees

✓ Performance-based incentives. We use performance-based annual and long-term incentives	X Limited perquisites. We provide only limited perquisites and other personal benefits to our executive officers

✓ Multi-year vesting requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives	X Hedging and pledging prohibited. Our Insider Trading Policy prohibits our executive officers and members of our Board of Directors from hedging or pledging any of their shares of Sabre common stock

✓ Stock ownership policy. Our stock ownership policy requirements are 5x base salary for our CEO and 3x base salary for our other named executive officers. Named executive officers are required to retain 50% of the net shares from their equity awards until ownership requirements are met

X No stock option repricings. We prohibit the repricing of outstanding options to purchase our common stock without prior stockholder approval

✓ Clawback policy. We maintain an Executive Compensation Recovery Policy (also referred to as a “clawback” policy)

Objectives of Executive Compensation Program

Our overall corporate rewards strategy, which is embodied in our executive compensation program, is designed to advance three principal objectives:

•	Pay for performance. Link a significant portion of the target total direct compensation opportunities of our executive officers to our annual and long-term business performance and each individual’s contribution to that performance.

•	Attract, motivate, and retain. Set compensation at market competitive levels that enable us to hire, incentivize, and retain high-caliber executive officers and that reinforce our succession planning process.

•	Long-term equity ownership. Provide opportunities, consistent with the interests of our stockholders, for our executive officers to accumulate and hold a significant equity stake in the organization, including through performance-based equity awards, if we achieve our strategic and growth objectives.

Committee Consideration of 2015 Stockholder Advisory (“Say-on-Pay”) Vote on the Compensation of Our Named Executive Officers

At our 2015 Annual Meeting, our executive compensation program received the support of approximately 99% of the shares of our common stock represented at the meeting. Also at our 2015 Annual Meeting, our

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stockholders expressed their preference for our Board’s recommendation to conduct the say-on-pay vote every three years. Based on this outcome, our Board determined that the say-on-pay vote would be held every three years, until the next stockholder vote on the frequency of the say-on-pay vote, or our Board otherwise determines that a different frequency for such advisory votes is in the best interests of our stockholders. As a result, we are submitting a say-on-pay vote to stockholders at the 2018 Annual Meeting, and the next frequency of say-on-pay vote is anticipated to occur in 2021.

Compensation Philosophy and Objectives

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and effective total compensation opportunity to our executive officers, including our named executive officers, tied to our corporate performance and aligned with the interests of our stockholders. Our objective is to recruit, motivate, and retain the caliber of executive officers necessary to deliver sustained high performance to our stockholders, customers, and other stakeholders.

Equally important, we view our compensation policies and practices as a means of communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. Overall, the same principles that govern the compensation of our executive officers also generally apply to the compensation of our salaried employees. Within this framework, we seek to observe the following principles:

•	Retain and hire top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

•	Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•	Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•	Reinforce succession planning process. The overall compensation program for our executive officers should reinforce our succession planning process.

•	Promote transparency. We seek to establish an efficient, simple, and transparent process for designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

We believe that our compensation philosophy, as reinforced by these principles, has been effective in aligning our executive compensation program with the creation of sustainable long-term stockholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Total Direct Compensation Mix

Our executive compensation program has been designed to reward strong performance. The program seeks to focus a significant portion of each executive officer’s target total direct compensation opportunity on annual and long-term incentives that depend upon our performance. Each executive officer has been granted a significant stake in Sabre in the form of an equity award to closely link his or her interests to those of our stockholders. These equity awards also seek to focus his or her efforts on the successful execution of our long-term strategic and financial objectives. Consequently, whether viewed on an annual basis or over their entire tenure with us, fixed compensation (in the form of base salary and benefits) has represented less than half of the target total direct compensation opportunity of each current executive officer, including each named executive officer (excluding Mr. Kellner), with the remainder delivered in the form of annual and long-term incentive compensation and performance bonuses.

(1)	Includes Ms. Gonzalez’s target total direct compensation as Executive Vice President and General Counsel; does not include Mr. Kellner’s compensation, the performance-based restricted stock unit award granted to Ms. Gonzalez in connection with her promotion in May 2017 to Executive Vice President and Chief Administrative Officer, or Mr. Shirk’s compensation in connection with his commencement of employment in June 2017.

In addition, the Compensation Committee believes that target incentive compensation for 2017 was comprised of an appropriate mix of long-term elements (performance-based restricted stock unit awards and stock options) and short-term elements (an annual cash incentive opportunity), consistent with our emphasis on pay-for-performance:

(1)	Includes Ms. Gonzalez’s target total direct compensation as Executive Vice President and General Counsel; does not include Mr. Kellner’s compensation, the performance-based restricted stock unit award granted to Ms. Gonzalez in connection with her promotion in May 2017 to Executive Vice President and Chief Administrative Officer, or Mr. Shirk’s compensation in connection with his commencement of employment in June 2017.

Mr. Menke’s 2017 Target Total Direct Compensation Mix Other NEOs’ 2017 Target Direct Compensation Mix(1) Mr. Menke’s 2017 Target Performance Incentive Compensation Mix Other NEOs’ 2017 Target Performance Incentive Compensation Mix(1)

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Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices), approving the compensation of our executive officers (including our named executive officers), and administering our various employee stock plans.

Pursuant to its charter, the Compensation Committee has sole responsibility for reviewing and determining the compensation of our CEO at least annually, as well as for evaluating our CEO’s performance in light of the corporate goals and objectives applicable to him. In reviewing our CEO’s compensation each year and considering any potential adjustments, the Compensation Committee exercises its business judgment after taking into consideration several factors, including our financial results, his individual performance and strategic leadership, its understanding of competitive market data and practices, and his current total compensation and pay history.

In addition, the Compensation Committee annually reviews and determines the compensation of our other executive officers, including our other named executive officers, and it also approves any employment agreements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including our named executive officers, is consistent with our executive compensation philosophy and objectives.

Role of Executive Officers

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. Our CEO and certain other executive officers regularly participate in portions of Compensation Committee meetings, providing management input on organizational structure, executive development, and financial and governance considerations.

Our CEO evaluates the performance of each of our executive officers, including our other named executive officers (other than the Executive Chairman), against the annual objectives established by the Compensation Committee. Our CEO then reviews each executive officer’s target total direct compensation opportunity, and based upon his or her target total direct compensation opportunity and his or her performance, proposes compensation adjustments for him or her, subject to review and approval by the Compensation Committee. Our CEO presents the details of each executive officer’s target total direct compensation opportunity and performance to the Compensation Committee for its consideration and approval. Our CEO does not participate in the evaluation of his own performance.

In making executive compensation decisions, the Compensation Committee reviews a variety of information for each executive officer, including his or her current total compensation and pay history, his or her equity holdings, individual performance, and competitive market data and practices for comparable positions. Neither our CEO nor our other named executive officers are present when their specific compensation arrangements are discussed.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers, including compensation consultants. In 2017, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia attends regularly scheduled meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee, and provides his analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in 2017 were as follows:

•	Assisted in the review of our compensation peer group.

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group.

•	Provided advice with respect to compensation best practices and market trends for our executive officers, including our CEO and the Executive Chairman.

•	Provided advice with respect to market trends and practices for non-employee director compensation.

•	Assessed our executive compensation risk profile and reported on this assessment.

•	Provided ad hoc advice and support throughout the engagement.

Compensia does not provide any services to us, other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of NASDAQ, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

Periodically, the Compensation Committee reviews competitive market data for comparable executive positions in the market as one factor for determining the structure of our executive compensation program and establishing target compensation levels for our executive officers, including our named executive officers.

The Compensation Committee, with the assistance of Compensia, reviewed and updated our compensation peer group based on an evaluation of companies that it believed were comparable to us with respect to operations, industry segment, revenue level, and enterprise value as a reference source in its executive compensation deliberations. This compensation peer group, which was used by the Compensation Committee as a reference in the course of its executive compensation deliberations, consisted of the following companies with respect to 2017 executive compensation matters:

Akamai Technologies, Inc.	Gartner, Inc.
Alliance Data Systems Corp.	Global Payments, Inc.
Broadridge Financial Solutions, Inc.	Intuit Inc.
Citrix Systems, Inc.	Synopsys, Inc.
Equinix, Inc.	Total System Services, Inc.
Expedia, Inc.	Vantiv, Inc.
Fiserv, Inc.	Verisk Analytics, Inc.

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In selecting this compensation peer group, the Compensation Committee considered companies with the following primary selection criteria: companies within the software and services, data processing and outsourced services and other companies in related industries, companies with revenues (at the time of the Compensation Committee’s consideration) between approximately $1.5 billion to $5.9 billion (or between approximately 0.5x to 2.0x our estimated 2015 revenue), and companies with market capitalization of approximately $2.3 billion to $22.8 billion (or between approximately 0.3x to 3.0x our estimated market capitalization). The Compensation Committee also considered companies with the following secondary selection criteria: revenue growth over the prior four quarters exceeding 5.0% and positive operating income over the prior four quarters.

Competitive comparison data was collected from publicly-available information contained in the SEC filings of the compensation peer group companies, as well as from the Radford Global Technology Survey. The Radford survey provides market data for executive positions that may not be available from publicly-available SEC filings and other information related to trends and competitive practices in executive compensation.

The competitive market data described above was not and is not used by the Compensation Committee in isolation but rather serve as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about total direct compensation, as well as individual elements of compensation; however, the Compensation Committee does not formally benchmark our executive officers’ compensation against this data. While market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers. Actual compensation decisions also depend upon the consideration of other factors that the Compensation Committee deems relevant, such as the financial and operational performance of our businesses, individual performance, specific retention concerns, and internal equity.

In November 2017, the Compensation Committee, with the assistance of Compensia, updated the compensation peer group to be used as a reference for purposes of its deliberations on our 2018 executive compensation program. As part of this review, the Compensation Committee considered companies with the following primary selection criteria: companies within the software and services, data processing and outsourced services and other companies in related industries, companies with revenues between approximately $1.7 billion to $7.0 billion (or between approximately 0.5x to 2.0x of our preceding four quarters of revenue), and companies with market capitalization of approximately $1.8 billion to $16.0 billion (or between approximately 0.3x to 3.0x our estimated market capitalization). The Compensation Committee also considered companies with the following secondary selection criteria: revenue growth over the prior four quarters exceeding 5.0% and positive operating income over the prior four quarters. Based on this review, the Compensation Committee approved a compensation peer group for 2018 consisting of the following companies:

Alliance Data Systems Corporation	Gartner, Inc.
Blackhawk Network Holdings, Inc.	Global Payments, Inc.
Broadridge Financial Solutions, Inc.	Nuance Communications, Inc.
CACI International Inc.	Synopsys, Inc.
Citrix Systems, Inc.	Total System Services, Inc.
CoreLogic, Inc.	Vantiv, Inc.
CSRA Inc.	Verisk Analytics, Inc.
DST Systems, Inc.	The Western Union Company
Euronet Worldwide, Inc.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, with the assistance of Compensia, reviews the compensation peer group annually.

Compensation-Related Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the various elements of our executive compensation program. In evaluating the elements of our executive compensation program, the Compensation Committee assesses the element to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or to engage in decision-making that promotes short-term results at the expense of our long-term interests. In addition, we have designed our executive compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Further, the following policies and practices have been incorporated into our executive compensation program:

•	Balanced Mix of Compensation Components. The target compensation mix for our executive officers is composed of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity and cash awards, including performance-based awards, which provides a compensation mix that is not overly weighted toward short-term cash incentives.

•	Minimum Performance Measure Thresholds. Our annual cash incentive compensation plan, which encourages focus on the achievement of corporate performance objectives for our overall benefit, and our Long-Term Stretch Program, which encourages focus on achievement of our long-term growth strategy, do not pay out unless pre-established target levels for one or more financial measures are met.

•	Long-Term Incentive Compensation Vesting. Our long-term equity-based incentives have multi-year vesting requirements, and our Long-Term Stretch Program had a three-year performance period. These long-term incentive programs complement our annual cash incentive compensation plan, and include awards that are earned and pay out only upon meeting specific pre-established performance objectives.

•	Capped Annual Cash Incentive and Performance-Based Restricted Stock Unit Awards. Awards under the annual cash incentive compensation plan and grants of performance-based restricted stock unit awards are capped at 200% of the target award level.

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Compensation Elements of Total Direct Compensation

Our executive compensation program is designed around the concept of total direct compensation. The performance-based portion of total direct compensation generally increases as an executive officer’s level of responsibilities increases. The chart below provides information on the principal elements of total direct compensation and is intended to illustrate our overall objectives relative to our executive compensation program.

Long-term equity-based compensation	Performance-based restricted stock award units	Supports achievement of our long-term strategic and financial objectives and creates an incentive to deliver stockholder value
	Stock options	Provides rewards for stock price appreciation, creating an incentive to deliver stockholder value and to achieve our long-term strategic and financial objectives
Annual cash compensation	Annual incentive	Supports and encourages the achievement of our specific annual corporate goals as reflected in our annual operating plan
	Base salary	Provides a consistent and fixed amount of annual cash income

In setting the appropriate level of total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and attractive for motivating top executive talent, while also keeping the overall compensation levels aligned with stockholder interests and job responsibilities. These compensation elements are structured to motivate our executive officers, including our named executive officers, and to align their financial interests with those of our stockholders.

Base Salary

We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, the Compensation Committee has reviewed the base salaries of our executive officers, including our named executive officers, on an annual basis or as needed to address changes in job title, a promotion, assumption of additional job responsibilities, or other unique circumstances.

In evaluating the base salaries of our executive officers, the Compensation Committee considers several factors, including our financial performance, his or her contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, and internal equity.

2017 Base Salary Decisions

In May 2017, the Compensation Committee reviewed the base salaries of our executive officers, including the following named executive officers, and approved the following base salaries, effective October 2017:

Named Executive Officer	Base Salary
Sean Menke	$925,000
Richard Simonson	$715,000

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COMPENSATION DISCUSSION AND ANALYSIS

In connection with her promotion to Executive Vice President and Chief Administrative Officer, Ms. Gonzalez’s base salary was increased to $600,000, effective July 1, 2017, to reflect her additional duties and responsibilities in that position; she received no additional base salary adjustment in 2017. Because Mr. Shirk joined Sabre in June 2017, he received no base salary adjustment in 2017. No adjustment was made to Mr. Kellner’s base salary as Executive Chairman in 2017.

The base salaries paid to our named executive officers during 2017 are set forth in the “2017 Summary Compensation Table” below.

Annual Incentive Compensation

We use annual incentive compensation to support and encourage the achievement of our specific annual corporate and business segment goals as reflected in our annual operating plan. Each year, our officers at the level of senior vice president or above, which includes our named executive officers, are eligible to receive annual cash incentive payments under the Executive Incentive Plan, or EIP.

Typically, at the beginning of the fiscal year the Compensation Committee approves the terms and conditions of the EIP for the year, including the selection of one or more performance measures as the basis for determining the funding of annual cash incentive payments for the year. Subject to available funding, the EIP provides cash incentive payments based upon our achievement as measured against the pre-established target levels for these performance measures.

Target Annual Cash Incentive Opportunities

For purposes of the 2017 EIP, the target annual cash incentive opportunity for each of our eligible executive officers, including our named executive officers, was expressed as a percentage of his or her base salary paid during 2017 and was as follows:

Named Executive Officer	2017 Target Cash Incentive Opportunity (as a percentage of base salary)		Potential Payout
Sean Menke	135%		0%—200% of opportunity
Richard Simonson	100%		0%—200% of opportunity
Rachel Gonzalez	85	%(1)	0%—200% of opportunity
David Shirk	85%		0%—200% of opportunity

(1)	Prorated percentage. In connection with her promotion to Executive Vice President and Chief Administrative Officer, Ms. Gonzalez’s target incentive was increased from 80% to 90%, effective July 1, 2017, to reflect her additional responsibilities in that position.

The target annual cash incentive opportunities were established by the Compensation Committee based on its consideration of various factors such as each executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, and internal equity. Mr. Kellner did not participate in the EIP in 2017.

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Corporate Performance Measures and Weights

For 2017, the Compensation Committee chose the following as performance measures for the EIP for our named executive officers:

2017 Performance Measure	Explanation	Reason for Selection
Adjusted EPS	Adjusted net income from continuing operations per share for 2017(1)	An important indicator of overall business performance
Revenue	Revenue for 2017	A key indicator of our overall growth

(1)	See Appendix C for additional information on Adjusted EPS, including a non-GAAP to GAAP reconciliation. The Compensation Committee approved these adjustments to better reflect the efforts and performance of our executive officers in relation to the current year’s business performance, as well as to encourage them to make decisions that improve the potential for future growth without being penalized for the short-term investment required to achieve that growth.

Prior to 2017, we used Adjusted Pre-VCP/EIP EBITDA as a performance metric for the EIP. The Compensation Committee replaced Adjusted Pre-VCP/EIP EBITDA with Adjusted EPS as a performance measure for the EIP for 2017 based on its belief that Adjusted EPS better aligns with our bottom-line results and stockholder value creation. In addition, for 2017 the Compensation Committee used these corporate-wide measures for each of the executive officers, rather than providing business-unit metrics for executive officers with business line responsibility. The Compensation Committee believes that this approach helps foster company teamwork and further aligns our executive officers with a “One Sabre” viewpoint.

The Compensation Committee weighted these corporate performance measures for each named executive officer, as follows:

2017 EIP Performance Measures and Weights

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COMPENSATION DISCUSSION AND ANALYSIS

Our Adjusted EPS and revenue target levels for Sabre as a whole for purposes of the 2017 EIP were $1.38 per share and $3.629 billion, respectively. For each performance measure, the Compensation Committee approved a funding formula based on the target level, as follows:

•	Adjusted EPS. Funding begins upon achieving 85% of the target performance level with a maximum funding (200% of target funding) upon achievement of 125% of the target level, as set forth below.

•	Revenue. Funding begins at 50% upon achieving 95% of the target performance level with a maximum funding (200% of target funding) upon achievement of 105% of the target level, as set forth below.

The Compensation Committee believed that these formulas provided a fair value sharing between our stockholders and our named executive officers.

2017 Annual Cash Bonus Decisions

The Compensation Committee determined that we achieved 100.1% of our Adjusted EPS target and 91.5% of our revenue target, which would have resulted in a payout percentage of 98%. Notwithstanding these results, the Compensation Committee reduced the payout percentage to 90%, to reflect its overall

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evaluation of Sabre’s performance and results for 2017. Accordingly, the Compensation Committee approved the cash incentive payments under the 2017 EIP at its meeting in February 2018 for our named executive officers as follows:

Named Executive Officer	2017 Target Cash Bonus Opportunity	2017 Actual Cash Bonus Payment	2017 Actual Cash Bonus Payment as a Percentage of Target Cash Bonus Opportunity

Sean Menke	$1,139,712	$1,025,741	90%

Richard Simonson	$695,769	$626,192	90%

Rachel Gonzalez	$468,955	$422,060	90%

David Shirk	$510,000	$459,000	90%

The cash incentives actually paid to our named executive officers for 2017 are set forth in the “2017 Summary Compensation Table” below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards as the principal element of our executive compensation program to align the financial interests of our executive officers, including our named executive officers, with those of our stockholders. We also seek to retain top executive talent and drive long-term stockholder value creation through the use of equity-based long-term incentive compensation.

In determining the value of the long-term incentive compensation opportunities for our executive officers, including our named executive officers, the Compensation Committee considers several factors, such as our financial performance, the executive officer’s contribution towards meeting our financial objectives, his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendation of our CEO (with respect to our other executive officers), his or her current equity position (including the value of any unvested equity awards), competitive market data and practices, our desired compensation position with respect to the competitive market, and internal equity.

The Compensation Committee makes annual long-term incentive compensation awards to our executive officers, including our named executive officers, using a “portfolio” mix of time-based and performance-based equity awards. We believe this approach aligns the interests of our executive officers and stockholders, aids in attracting and retaining talent by conforming more closely to the practices among the members of our compensation peer group, and further mitigates excessive risk incentives by ensuring that we provide incentive compensation with diversified performance measures.

2017 Equity Awards

In February 2017, the Compensation Committee approved equity awards in the form of performance-based restricted stock unit awards and time-based options to purchase shares of our common stock to each of our named executive officers, which were granted in March 2017. For 2017, the Compensation Committee set the long-term incentive compensation award value for each named executive officer, with the size of the award value based on the factors discussed above.

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COMPENSATION DISCUSSION AND ANALYSIS

This award value was then divided into two separate grants consisting of a performance-based restricted stock unit award and a time-based stock option for an equal number of shares of our common stock.

The equity awards made in March 2017 were as follows:

Named Executive Officer	2017 Target Equity Award Value	2017 Target Amount of Performance- Based Restricted Stock Units	2017 Number of Stock Options Granted

Sean Menke	$5,000,000	193,498	193,498

Richard Simonson	$2,500,000	96,749	96,749

Rachel Gonzalez	$1,800,000	69,659	69,659

Lawrence W. Kellner	$2,500,000	96,749	96,749

2017 Performance-Based Restricted Stock Unit Awards

For the performance-based restricted share unit awards granted in March 2017, the total number of units eligible to be earned could range from zero to 100% of the number of units granted, depending on the degree to which we achieved the revenue target levels established by the Board of Directors for the performance period commencing on January 1, 2017 and ending on December 31, 2017. The units earned pursuant to the performance-based restricted stock units would then vest in 25% increments each calendar year, with the first tranche vesting in March 2018, subject to continued employment through each vesting date.

Percent of 2017 Revenue Target Achieved	<90%	90%	91%	92%	93%	94%	≥ 95%

Percent of Units Eligible for Vesting	0%	50%	60%	70%	80%	90%	100%

Our revenue target level for Sabre as a whole for purposes of the performance-based restricted share unit awards granted in 2017 was $3.629 billion.

In February 2018, the Compensation Committee evaluated the results of our revenue performance for 2017. Based on this review, the Compensation Committee determined that our 2017 revenue of $3.598 billion resulted in 100% of the units becoming eligible for annual vesting as described above.

2017 Stock Option Awards

The stock options granted in 2017 vest over four years, with 25% of the shares of our common stock subject to the options vesting in March 2018, and 6.25% of such shares vesting each quarter thereafter. The Compensation Committee believes that stock options help further align our executive officers’ interest with those of our stockholders and encourage them to remain with us through the multi-year vesting schedule.

2017 Performance-Based Promotion Grant to Ms. Gonzalez

In connection with her promotion to Executive Vice President and Chief Administrative Officer, on July 14, 2017, Ms. Gonzalez was granted an equity award with a value of $1,800,000, in the form of a performance-based restricted stock unit award. This award was designed to recognize Ms. Gonzalez’s new role and the additional duties and responsibilities associated with that role. Ms. Gonzalez’s award, which is to be

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earned over a multi-year performance period, is not only dependent on her successful transition to a new role and responsibilities, but is also specifically tied to Sabre’s financial performance over that period. The units subject to the award are to be earned in three equal tranches on each of March 15, 2019, 2020 and 2021, subject to her continued employment through each such date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which we achieve the revenue target levels established by our Board for the second half of 2017 and for 2018, for 2019 and for 2020, respectively. For each tranche, the revenue targets are as follows:

Percent of Revenue Target Achieved	<90%	90%	91%	92%	93%	94%	≥ 95%

Percent of Units Eligible for Vesting	0%	50%	60%	70%	80%	90%	100%

2017 New Hire Grant to Mr. Shirk

In connection with his appointment as our Executive Vice President, Sabre and President, Sabre Airline Solutions, Mr. Shirk was granted an equity award on June 15, 2017 with a value of $3,600,000, delivered in an equal number of stock options and restricted stock units. The award was designed to provide an appropriate incentive to Mr. Shirk to join Sabre and to reflect the responsibilities associated with his new role, as well as to provide him with a long-term incentive, aligned with our stockholders’ interests, to remain with Sabre through the multi-year vesting period. With respect to the stock options, 25% will vest on the first anniversary of the date of grant and 6.25% will vest each quarter thereafter, subject to his continued employment through each vesting date. With respect to the restricted stock unit award, 25% will vest on each anniversary of the date of grant, subject to his continued employment through each vesting date. This award was based on the Compensation Committee’s review of competitive market data, our desired compensation position for Mr. Shirk with respect to the competitive market, and arm’s-length negotiations with him.

For additional information on these equity awards, see the “2017 Summary Compensation Table” and the “2017 Grants of Plan Based Awards Table” below.

Long-Term Stretch Program

In 2015, the Compensation Committee granted Long-Term Stretch Units under our Long-Term Stretch Program to each of our named executive officers, other than Messrs. Kellner and Shirk. These awards provided the opportunity to earn cash payments only if, for the three-year performance period from January 1, 2015 through December 31, 2017, we exceed specific pre-established target levels of cumulative revenue and Adjusted EBITDA. Because these target levels were not achieved as of December 31, 2017, these Long-Term Stretch Units expired without vesting and were forfeited.

Health, Welfare, and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 6% of their eligible compensation. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, we provide other benefits to our executive officers, including our named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites and other personal benefits to our executive officers in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. For example, each of our executive officers is eligible to receive financial planning benefits, subject to an annual allowance of up to $5,000 per year. In addition, our executive officers are eligible to participate in our annual physical program. This program provides for an annual executive physical examination in an amount of up to $5,000. The Compensation Committee believes that these personal benefits are a reasonable component of our overall executive compensation program and are consistent with market practices.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits for named executive officers will be approved and subject to periodic review by the Compensation Committee.

Compensation of Executive Chairman

Under his letter agreement regarding his interim service as our Executive Chairman, Mr. Kellner was eligible to receive annual equity awards, subject to the approval of our Board. See “2017 Equity Awards” above for information on Mr. Kellner’s 2017 equity award. Mr. Kellner’s agreement also includes an annual base salary of $500,000 and eligibility for reimbursement of reasonable travel and other expenses incurred by him as Executive Chairman. He did not participate in our non-employee director compensation program while he served as Executive Chairman. Mr. Kellner’s service as Executive Chairman ended on December 31, 2017 and he currently serves as non-executive Chairman of our Board. For information on Mr. Kellner’s compensation as non-executive Chairman of our Board, see “Proposal 1: Election of Directors—Director Compensation Program.”

2018 Executive Compensation Program

In February 2018, the Compensation Committee took certain actions with respect to the 2018 compensation of our named executive officers, including the following:

•	Alignment of timing of annual merit increases. Moved its annual review of base salary merit increases for executive officers to February, rather than May, to provide the Compensation Committee the opportunity to conduct a holistic review of each executive officer’s entire total direct compensation package, including base salary, all at one time in light of his or her performance.

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•	Annual cash incentive performance measures. Selected revenue (25% of funding formula) and Pre-Tax and Pre-VCP/EIP Adjusted EPS (75% of funding formula) as the performance measures for 2018 under the EIP. Our executive officers’ annual cash incentive opportunities will continue to be based entirely on corporate-wide measures in 2018.

•	Annual equity awards. Granted annual equity awards, including performance-based restricted stock unit awards, in March 2018. These performance-based restricted stock unit awards utilize revenue (50% of funding formula) and Pre-Tax Adjusted EPS (50% of funding formula), as the performance measures. The Compensation Committee added Pre-Tax Adjusted EPS as a performance measure because it believes that this metric is a key driver of stockholder value and therefore helps to better align our overall long-term incentive program with the interests of our stockholders. These performance-based restricted stock unit awards have been designed to contain four consecutive one-year performance periods, with the potential to earn up to 150% of the target number of performance-based restricted stock units based on our actual performance in each of the four performance periods.

Employment Agreements

We have entered into a written employment agreement with each of our named executive officers, other than Mr. Kellner. We believe that these employment agreements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our Board or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our Board or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For a description of the employment agreements of our named executive officers, see “—Employment Agreements” below.

Post-Employment Compensation

In November 2017, we adopted the Sabre Corporation Executive Severance Plan (the “Executive Severance Plan”), effective January 1, 2018, for key executives of Sabre. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that executive officers were entitled to receive under their respective employment agreements with Sabre. In connection with the adoption of the Executive Severance Plan, the employment agreements of each of Sabre’s Chief Executive Officer and Executive Vice Presidents have been amended to provide that any termination of employment of these individuals will be governed by the Executive Severance Plan instead of their respective employment agreements.

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COMPENSATION DISCUSSION AND ANALYSIS

We provide these arrangements under the Executive Severance Plan to encourage our named executive officers to work at a dynamic and growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of Sabre, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these various agreements is consistent with market practice and help us to attract and retain key talent. For additional information, see “—Potential Payments upon Termination or Change in Control” below.

Change-in control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change in control of Sabre plus a qualifying termination of employment before payments and benefits are paid); however, the equity awards that Mr. Kellner received in connection with his election as Executive Chairman will fully vest in the event of a change in control of Sabre, in recognition of the special compensation structure for his role as Executive Chairman as set forth in his letter agreement, as well as the substantial likelihood that his executive officer position would be terminated by an acquirer in the event of a change in control.

Other Compensation Policies and Programs

Stock Ownership Policy

We maintain a stock ownership policy for our executive officers and the non-employee members of our Board of Directors. Under this policy, the individuals who have been designated as an executive officer or Senior Vice President are required to own that number of shares of our common stock with a value equal to a specified multiple of their annual base salary divided by the closing price of our common stock on the trading day immediately preceding April 1st of each year. As adopted, these base salary multiples are as follows:

Position	Market Value of Stock That Must be Owned (As a Multiple of Base Salary)

Chief Executive Officer	Five

Executive Vice Presidents	Three

Senior Vice Presidents	Two

Shares of our common stock that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, shares held in trust for the benefit of the individual or immediate family members, vested shares of restricted stock, vested deferred stock units, restricted stock units or performance share units that may only be settled in shares of stock, and shares acquired as a result of the exercise of vested options to purchase shares of our common stock. Unvested restricted stock awards or restricted stock unit awards, and unexercised stock options do not count towards satisfaction of the guidelines.

In addition, until such time as an executive officer has met his or her specified ownership level, he or she is required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her.

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In the case of the non-employee members of our Board of Directors, each individual is required to own that number of shares of our common stock with a market value equal to five times his or her annual retainer divided by the volume-weighted average price of our common stock on the trading day immediately preceding April 1st of each year.

Our executive officers and the non-employee members of our Board of Directors are required to meet these ownership requirements within five years of the later of (1) April 17, 2014 (the effective date of our initial public offering) or (2) becoming an executive officer or non-employee member of our Board of Directors, as applicable.

Although the stock ownership policy was adopted in 2014, most of our executive officers already have significant stock ownership in us. The Compensation Committee believes that this stock ownership aligns the financial interests of our executive officers with those of our stockholders.

Compensation Recovery Policy

The Compensation Committee has adopted an executive compensation recovery policy (often referred to as a “clawback” policy). The policy addresses when the Compensation Committee will be authorized to cause us to seek to recover erroneously-awarded incentive compensation in the event of an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities laws. The policy applies to any current or former Section 16 officer during a three-year look-back period. We will further review this policy once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging and Pledging Policies

We have adopted a general Insider Trading Policy that provides that no executive officer or member of our Board of Directors may enter into hedging or monetization transactions, including zero-cost collars, equity swaps, exchange fund and forward sale contracts. Similarly, our Insider Trading Policy generally prohibits our executive officers and members of our Board of Directors from pledging any of their shares of our common stock as collateral for a loan or other financial arrangement.

Equity Award Grant Policy

We maintain a formal policy for the timing of equity awards. The policy provides that our annual grant pool is approved at a meeting of the Compensation Committee held in the first quarter of each fiscal year and awards are granted on the 15th day of the third month of our fiscal year or if such day is not a business day, the first business day immediately preceding such day. In addition to our annual grant pool, we may grant equity awards to our named executive officers at other times during the year in recognition of special events, such as promotions. Under our equity grant policy, all awards to our executive officers must be granted by the Compensation Committee. Awards to newly elected non-employee directors will be granted on the date of the meeting of our Board of Directors at which the new director is elected. If the specified grant date falls on a non-business day, the grant date will be the first business day immediately preceding that day. All stock options must be granted at an option price not less than the “fair market value” of a share of our common stock on the grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

Tax and Accounting Considerations

Deductibility of Compensation

Historically, Section 162(m) of the Code generally disallowed for public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Previously, remuneration in excess of $1 million could in general only be deducted if it was “qualified performance-based compensation” within the meaning of the Code. The Tax Cuts and Jobs Act (the “TCJA”) eliminates the “performance-based” exception, beginning January 1, 2018; however, the TCJA provides a transition rule with respect to remuneration that is provided pursuant to a written binding contract that was in effect on November 2, 2017 and that was not materially modified after that date. In addition, the TCJA expanded the limitation on deductibility to include all named executive officers (including the chief financial officer). As a result, compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief described above.

Our compensation programs were designed to permit us to qualify for the performance-based exception, although we reserved the right to pay compensation that did not qualify as “performance-based.” In furtherance of this qualification, we have in the past asked stockholders to approve the Sabre Corporation 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”), including limitations that were required to be included in that plan. Now that the exception is no longer available, we need not attempt to qualify for it by complying with those limitations. However, we intend to fit within the transition relief referred to above, for 2017 compensation described herein, to the extent that the Compensation Committee determines that to be in our interest.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of Sabre that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2017, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based compensation awards, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and stock appreciation rights, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our employees, including our executive officers, and directors may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the stock option, stock appreciation right, or other award.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2017.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Gary Kusin, Chair

Greg Mondre

Karl Peterson

Zane Rowe

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EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table sets forth the compensation paid to, received by, or earned during fiscal years 2017, 2016 and 2015 by our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Sean Menke
President and CEO	2017	$844,231	–	$4,258,891	$741,097	$1,025,741	$50,973	$6,920,933
	2016	$609,615	–	$3,602,186	$697,790	$368,110	$190,153	$5,467,854
	2015	$138,462	$250,000	$2,474,407	$625,586	$255,000	$67,905	$3,811,360
Richard Simonson
Executive Vice President and Chief Financial Officer	2017	$695,769	–	$2,129,445	$370,549	$626,192	$24,624	$3,846,579
	2016	$671,539	–	$5,069,550	$430,442	$394,338	$24,630	$6,590,499
	2015	$639,231	–	$1,609,729	$390,259	$540,534	$24,291	$3,204,044
Rachel Gonzalez(1)
Executive Vice President and Chief Administrative Officer	2017	$551,712	–	$3,333,192	$266,794	$422,060	$13,164	$4,586,922
	2016	$493,462	–	$2,615,070	$309,918	$236,546	$14,964	$3,669,960
	2015	$471,154	$25,000	$1,126,815	$273,183	$398,408	$9,009	$2,303,569
Lawrence W. Kellner(2)
Executive Chairman	2017	$490,957	–	$2,129,445	$370,549	–	–	$2,990,951
	2016	$250,000	–	$1,150,019	$1,000,001	–	–	$2,400,020
David Shirk(3)
Executive Vice President, Sabre and President, Sabre Airline Solutions	2017	$334,615	$75,000	$3,080,437	$519,559	$459,000	$12,763	$4,481,374

(1)	On May 24, 2017, Ms. Gonzalez was promoted from Executive Vice President and General Counsel to Executive Vice President and Chief Administrative Officer.

(2)	Mr. Kellner served as Executive Chairman of the Board on an interim basis from December 31, 2016 to December 31, 2017. Prior to December 31, 2016, he served as non-executive Chairman and received compensation as a non-employee director. He returned to this position effective December 31, 2017. Other than amounts included in the Stock Award and Option Award columns with respect to the equity award received by Mr. Kellner on December 15, 2016 in connection with his election as Executive Chairman, amounts for 2016 represent director compensation paid to or earned by Mr. Kellner.

(3)	Mr. Shirk joined us as our Executive Vice President, Sabre and President, Sabre Airline Solutions, on June 5, 2017.

(4)	The amounts reported in the “Bonus” column represent a sign-on bonus paid in 2015 to Mr. Menke, a sign-on bonus paid in 2015 to Ms. Gonzalez, and a sign-on bonus paid in 2017 to Mr. Shirk.

(5)	The amounts reported in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the stock-based awards granted to our named executive officers in the years indicated, as computed in accordance with ASC Topic 718, disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 12, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. Note that the amounts reported in these columns reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by our named executive officers from these awards.

(6)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to our named executive officers for the years indicated pursuant to the EIP. For a discussion of this plan, see “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” above.

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(7)	The amounts reported in the “All Other Compensation” column are described in more detail in the following table. The amounts reported for perquisites and other personal benefits represent the actual incremental cost incurred by us in providing these benefits to the indicated named executive officer.

Name	Year	Group Term Life Insurance Premiums	Executive Physical Examination	Financial Planning Services	Relocation(a)	Section 401(k) Plan Matching Contribution	Other	Total
Sean Menke	2017	$832	$3,132	$5,000	$32,515	$9,494	–	$50,973
	2016	$792	$3,898	$4,985	$164,578	$15,900	–	$190,153
	2015	$792	–	–	$58,805	$8,308	–	$67,905
Richard Simonson	2017	$696	$3,028	$5,000	–	$15,900	–	$24,624
	2016	$832	$2,898	$5,000	–	$15,900	–	$24,630
	2015	$832	$2,559	$5,000	–	$15,900	–	$24,291
Rachel Gonzalez	2017	$511	$3,413	–	–	$9,240		$13,164
	2016	$614	$3,850	$2,550	–	$7,950	–	$14,964
	2015	$614	–	–	–	$7,950	$445	$9,009
Lawrence W. Kellner	2017	–	–	–	–	–	–	–
	2016	–	–	–	–	–	–	–
David Shirk	2017	$595	$3,889	–	–	$8,279	–	$12,763

(a)	In connection with his joining us in October 2015 as our Executive Vice President, Sabre and President, Travel Network, and pursuant to the terms and conditions of his employment agreement, we paid Mr. Menke the reported amounts to reimburse him for the costs associated with his relocation to Dallas, Texas.

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2017 Grants of Plan-Based Awards Table

The following table sets forth, for each of our named executive officers, the plan-based awards granted to him or her during 2017.

Name	Grant Type	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)(2)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Sean Menke	Annual cash incentive			$1,139,712	$2,279,424
	Stock option	03/15/2017	02/09/2017				193,498	$22.01	$741,097
	Performance- based RSU	03/15/2017	02/09/2017			193,498			$4,258,891
Richard Simonson	Annual cash incentive			$695,769	$1,391,538
	Stock option	03/15/2017	02/09/2017				96,749	$22.01	$370,549
	Performance- based RSU	03/15/2017	02/09/2017			96,749			$2,129,445
Rachel Gonzalez	Annual cash incentive			$468,955	$937,910
	Stock option	03/15/2017	02/09/2017				69,659	$22.01	$266,794
	Performance- based RSU	03/15/2017	02/09/2017			69,659			$1,533,195
	Performance- based RSU	07/14/2017	06/28/2017			82,911			$1,799,998
Lawrence W. Kellner	Stock option	03/15/2017	02/09/2017				96,749	$22.01	$370,549
	Performance- based RSU	03/15/2017	02/09/2017			96,749			$2,129,445
David Shirk	Annual cash incentive			$510,000	$1,020,000
	Stock option	06/15/2017	03/31/2017				136,726	$22.53	$519,559
	Time-based RSU	06/15/2017	03/31/2017			136,726			$3,080,437

(1)	Date of Compensation Committee (or sub-committee thereof) approval of the reported awards.

(2)	The amounts reported reflect the target and maximum annual cash incentive opportunities payable to our named executive officers under the 2017 EIP. See “Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” for information on the funding of these non-equity incentive plan awards.

(3)

The performance-based restricted stock unit awards granted on March 15, 2017 under the 2016 Omnibus Plan to our named executive officers vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of calendar years 2018, 2019, 2020, and 2021, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of a 90% or greater of the revenue target level established for 2016 as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to each named executive officer’s continued employment through each such vesting date. The performance-based restricted stock unit award granted effective July 14, 2017 to Ms. Gonzalez under the 2016 Omnibus Plan in connection with her promotion vests as to one-third of the shares of our common stock subject to that award on March 15 in each of calendar years 2019, 2020,

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and 2021, subject to her continued employment through each vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which we achieve the revenue target levels established by the Board of Directors for the second half of 2017 and 2018, for 2019 and for 2020, respectively. The restricted stock unit award granted effective June 15, 2017 to Mr. Shirk under the 2016 Omnibus Plan in connection with his hiring vests as to 25% of the shares of Sabre common stock subject to such award on June 15 in each of calendar years 2018, 2019, 2020 and 2021, subject to continued employment through the vesting date.

(4)	All options to purchase shares of our common stock granted to our named executive officers in 2017 were granted under our 2016 Omnibus Plan and are subject to time-based vesting conditions. Each of these options has an exercise price equal to the fair market value of the shares of our common stock on the date of grant and a term of 10 years. With respect to the options granted on March 15, 2017, 25% of the shares of our common stock subject to each such option vests on March 15, 2018 and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date. The options granted to Mr. Shirk on June 15, 2017 vest as to 25% of the shares subject to such options on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to continued employment through each vesting date.

(5)	These amounts reflect the aggregate grant date fair value of option and stock awards computed in accordance with ASC Topic 718. The fair value of each option award was estimated on the date of grant using the Black-Scholes option-pricing model, which generated a Black-Scholes-computed value of $3.83 per share on March 15, 2017 and a value of $3.80 per share on June 15, 2017.

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2017 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth, for each of our named executive officers, their equity awards outstanding as of December 31, 2017.

Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Sean Menke	10/15/2015	42,326	42,327	(3)	$29.23	10/15/2025
	03/15/2015	23,458	30,161	(4)	$27.79	03/15/2026
	12/15/2016	20,764	62,292	(3)	$25.43	12/15/2026
	03/15/2017		193,498	(4)	$22.01	03/15/2027
	10/15/2015						42,327	(5)	$867,704
	03/15/2016						40,215	(6)	$824,408
	12/15/2016						62,292	(5)	$1,276,986
	03/15/2017						193,498	(6)	$3,966,709
Richard Simonson	03/11/2013	219,000			$9.97	03/11/2023
	04/17/2014	54,671	4,206	(4)	$16.68	04/17/2024
	03/13/2015	49,963	22,711	(4)	$22.15	03/13/2025
	03/15/2016	32,581	41,890	(4)	$27.79	03/15/2026
	03/15/2017		96,749	(4)	$22.01	03/15/2027
	04/17/2014						14,614	(6)	$299,587
	03/13/2015						36,337	(6)	$744,909
	03/15/2016						55,854	(6)	$1,145,007
	06/15/2016						110,742	(7)	$2,270,211
	03/15/2017						96,749	(6)	$1,983,355
Rachel Gonzalez	10/15/2014	173,233	57,745	(3)	$15.36	10/15/2024
	03/13/2015	34,974	15,898	(4)	$22.15	03/13/2025
	03/15/2016	23,458	30,161	(4)	$27.79	03/15/2026
	03/15/2017		69,659	(4)	$22.01	03/15/2027
	10/15/2014						13,835	(5)	$283,618
	03/13/2015						25,436	(6)	$521,438
	03/15/2016						40,215	(6)	$824,408
	12/15/2016						44,239	(7)	$906,900
	03/15/2017						69,659	(6)	$1,428,010
	07/14/2017						82,911	(8)	$1,699,676

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Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Lawrence W. Kellner	08/30/2013	200,000			$13.22	08/30/2023
	12/15/2016	71,378	142,755	(9)	$25.43	12/15/2026
	03/15/2017		96,749	(4)	$22.01	03/15/2027
	11/13/2015						33,334	(10)	$683,347
	12/15/2016						26,216	(11)	$537,428
	03/15/2017						96,749	(6)	$1,983,355
David Shirk	06/15/2017		136,726	(3)	$22.53	06/15/2027
	06/15/2017						136,726	(5)	$2,802,883

(1)	Each option to purchase shares of our common stock (i) granted in 2013 was pursuant to our 2012 Management Equity Incentive Plan, (ii) granted in 2014 through May 2016 was pursuant to the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), or (iii) granted after May 2016 was pursuant to the 2016 Omnibus Plan.

(2)	Each restricted stock unit award covering shares of our common stock (i) granted in 2014 through May 2016 was granted pursuant to the 2014 Omnibus Plan and (ii) granted after May 2016 was granted pursuant to the 2016 Omnibus Plan.

(3)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment through each vesting date.

(4)	These options to purchase shares of our common stock vest and become exercisable as to 25% of the shares subject to each such option on March 15 in the year following the grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to the named executive officer’s continued employment (which, for Mr. Kellner, includes the provision of services) through each vesting date.

(5)	This restricted stock unit award vests as to 25% of the shares of our common stock on each the first four anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

(6)	The performance-based restricted stock unit awards granted on April 17, 2014, March 13, 2015 and March 15, 2016 under the 2014 Omnibus Plan and on March 15, 2017 under the 2016 Omnibus Plan, vest as to 25% of the shares of our common stock subject to each such award on March 15 in each of the calendar years following the year of grant, with the total number of units eligible to vest being a minimum of 50% and a maximum of 100%, contingent upon our achievement of 90% or greater of the revenue target levels established for 2014, 2015, 2016, and 2017, respectively, as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to each named executive officer’s continued employment (which, for Mr. Kellner, includes the provision of services) through each such vesting date.

(7)	This restricted stock unit award granted under the 2016 Omnibus Plan vests in full on the third anniversary of the grant date, subject to the named executive officer’s continued employment through each vesting date.

(8)	The performance-based restricted stock unit award granted to Ms. Gonzalez under the 2016 Omnibus Plan effective July 14, 2017 in connection with her promotion vests as to one-third of the shares of our common stock subject to that award on March 15 in each of calendar years 2019, 2020, and 2021, subject to her continued employment through each vesting date, with the total number of units eligible to be earned for each tranche ranging from zero to 100% of the number of units in that tranche, depending on the degree to which we achieve the revenue target levels established by the Board of Directors for the second half of 2017 and 2018, for 2019 and for 2020, respectively.

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(9)	The options to purchase shares of our common stock granted to Mr. Kellner under the 2016 Omnibus Plan effective December 15, 2016 vest in three approximately equal annual installments on the first three anniversary dates of the grant date subject to his continued provision of services through the applicable vesting date.

(10)	The restricted stock unit awards granted to Mr. Kellner under the 2014 Omnibus Plan effective November 13, 2015 vest as to 8.33% of the shares of our common stock at the end of each successive three month period, subject to his continued provision of services through each vesting date.

(11)	The restricted stock unit awards granted to Mr. Kellner under the 2016 Omnibus Plan effective December 15, 2016 vest in three approximately equal annual installments on the first three anniversary dates of the grant date subject to his continued provision of services through the applicable anniversary date.

2017 Options Exercised and Stock Vested Table

The following table sets forth, for each of our named executive officers, the number of shares of our common stock acquired and the aggregate value realized upon the exercise of options during the year ended December 31, 2017 and the number of shares of our common stock acquired and the aggregate value realized upon the vesting of restricted stock awards and restricted stock unit awards during the year ended December 31, 2017. For purposes of the table, the value realized is, in the case of options, based upon the difference between the exercise price of our common stock on the exercise date and the option strike price and, in the case of restricted stock awards and restricted stock unit awards, based upon the fair market value of our common stock on the various vesting dates.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Sean Menke	–	–	55,331		$1,103,533
Richard Simonson	233,411	$3,166,502	126,399		$2,785,834
Rachel Gonzalez	–	–	39,957		$826,834
Lawrence W. Kellner	–	–	83,792	(1)	$1,751,186
David Shirk	–	–	–		–

(1)	Includes 51,839 deferred shares and 1,953 deferred dividend equivalent shares.

2017 Nonqualified Deferred Compensation Table

The following table sets forth information concerning nonqualified deferred compensation activity for our named executive officers during 2017:

Name(1)	Plan	Executive Contributions in 2017 ($)(2)	Aggregate Earnings in 2017 ($)(3)	Aggregate Balance at December 31, 2017 ($)(4)

Lawrence W. Kellner	Non-Employee Directors Compensation Deferral Plan	$1,083,800	$(161,930)	$1,935,938

(1)	Messrs. Menke, Simonson and Shirk and Ms. Gonzalez do not participate in the EDCP (as defined below). Mr. Kellner participates in the Non-Employee Directors Compensation Deferral Plan.

(2)	Based on the closing price of our common stock as of the date of vesting of 51,839 shares deferred by Mr. Kellner. The fair value for accounting purposes as of the date of grant of the amount deferred was included in the Stock Awards column of the 2016 Director Compensation Table.

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(3)	Includes the value of 1,953 dividend equivalent shares earned in 2017.

(4)	Based on the closing price of our common stock as of December 29, 2017. The amount reported in this column is not included in the Summary Compensation Table.

Executive Deferred Compensation Plan

On November 10, 2015, we adopted the Sabre Corporation Executive Deferred Compensation Plan (the “EDCP”), a non-qualified deferred compensation plan that provides senior executives with an opportunity to defer all or a portion of their future restricted stock unit awards. Under the EDCP, senior executives may elect to defer 0%, 25%, 50%, 75% or 100% of the following year’s restricted stock unit award, including performance-based restricted stock units. Each participant will have a notional account established to reflect vesting of restricted stock unit awards and associated notional dividend equivalents. Participants are fully vested in their accounts. Deferrals are distributed in the form of shares of our common stock generally on the earliest of a participant’s termination of employment and the distribution date elected by the participant.

See “Director Compensation Program—Non-Employee Directors Compensation Deferral Plan” for information on the Non-Employee Directors Compensation Deferral Plan.

Employment Agreements

We have entered into employment agreements with each of our named executive officers, other than Mr. Kellner, as described below.

Typically, these agreements provide for employment for a specified period of time (typically, two or three years), subject to automatic renewal for additional one-year terms unless either party provided written notice of non-renewal in accordance with the terms and conditions of the agreement.

In addition, these agreements included the named executive officer’s initial base salary or base salary at the time the agreement was executed, an annual incentive opportunity under our EIP, and standard employee benefit plan and program participation. Occasionally, these agreements also provided for a recommended equity award grant to be submitted to our Board of Directors for approval, with an exercise price, in the case of an option to purchase shares of our common stock, equal to the fair market value of the shares of our common stock on the date of grant and subject to our specified vesting requirements. These offers of employment were each subject to covenants during the period of employment and for a specified period thereafter involving non-solicitation of customers, suppliers, and employees, non-competition, and non-disclosure of confidential information and trade secrets.

Mr. Menke

Effective December 31, 2016, we entered into an employment agreement with Mr. Menke in connection with his promotion to the position of President and CEO, which provides for his general employment terms, including certain compensation arrangements. Mr. Menke’s employment agreement also provided for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below. Effective January 1, 2018, his employment agreement has been amended to provide that any termination of employment will be governed by the Executive Severance Plan.

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Under the terms of his employment agreement, Mr. Menke received an initial annual base salary of $825,000, subject to annual review for appropriate increases (but not decreases). See the “2017 Summary Compensation Table” for information on Mr. Menke’s base salary paid in 2017.

Mr. Menke is also eligible to receive an annual target incentive based on his attainment of one or more pre-established performance criteria, with his initial target incentive opportunity equal to 135% of his then-current annual base salary.

Under the terms of his employment agreement, on December 15, 2016, Mr. Menke received an equity grant valued at $2,500,000, in an equal number of stock options and restricted stock units. The stock options will vest as to 25% of the shares subject to such options on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award will vest as to 25% of the shares of Sabre common stock subject to such award on December 15 in each of calendar years 2017, 2018, 2019 and 2020, subject to his continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Simonson

Effective March 11, 2013, we entered into an employment agreement with Mr. Simonson in connection with his appointment as our Executive Vice President and Chief Financial Officer that provided for his general employment terms, including certain compensation arrangements. Mr. Simonson’s employment agreement also provided for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below. Effective January 1, 2018, his employment agreement has been amended to provide that any termination of employment will be governed by the Executive Severance Plan.

Under the terms of his employment agreement, Mr. Simonson received an initial annual base salary of $600,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See the “2017 Summary Compensation Table” for information on Mr. Simonson’s base salary paid in 2017. Mr. Simonson also received a one-time “sign on” incentive in the amount of $120,000, subject to repayment under certain conditions.

Mr. Simonson is also eligible to receive an annual target incentive based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target incentive opportunity equal to 80% of his then-current annual base salary.

Further, Mr. Simonson was granted an option to purchase 600,000 shares of our common stock with an exercise price equal to the fair market value of such shares on the date of grant and a restricted stock unit award covering 300,000 shares of our common stock. The option to purchase shares of our common stock vested as to 25% of the shares subject to such option on the first anniversary of the date of grant and thereafter as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vested as to 25% of the shares of our common stock subject to such award on March 15 in each of calendar years 2014, 2015, 2016, and 2017 if, as of the end of our most recent fiscal year ending prior to each such vesting date,

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we have achieved at least 95% of the EBITDA target level established for such fiscal year as determined by our Board of Directors, consistent with the annual business plan for such fiscal year, subject to his continued employment through each vesting date. The vesting of the shares subject to such awards was also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Ms. Gonzalez

Effective September 22, 2014, we entered into an employment agreement with Ms. Gonzalez in connection with her appointment at that time as our Executive Vice President and General Counsel, which provided for her general employment terms, including certain compensation arrangements. Ms. Gonzalez’s employment agreement also provided for specified payments and benefits in the event of her termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or Change in Control” below. Effective January 1, 2018, her employment agreement has been amended to provide that any termination of employment will be governed by the Executive Severance Plan.

Under the terms of her employment agreement, Ms. Gonzalez received an initial annual base salary of $465,000, less applicable withholding taxes, which is subject to annual review for a possible increase (but not decrease). See “2017 Summary Compensation Table” for information on Ms. Gonzalez’s base salary paid in 2017. Ms. Gonzalez also received a one-time “sign-on” bonus in the amount of $75,000, subject to repayment under certain conditions, of which $50,000 was paid in 2014.

Ms. Gonzalez is also eligible to receive an annual bonus based on her attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with her initial target bonus opportunity equal to 80% of her then-current annual base salary.

Further, Ms. Gonzalez was granted an option to purchase 230,978 shares of our common stock with an exercise price equal to the fair market value of such shares of common stock on the date of grant and a restricted stock unit award covering 55,339 shares of our common stock. The option to purchase shares of our common stock vests as to 25% of the shares of common stock subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to her continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on October 15 in each of calendar years 2015, 2016, 2017, and 2018, subject to her continued employment through each vesting date. The vesting of the shares of common stock subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Mr. Shirk

Effective June 5, 2017, we entered into an employment agreement with Mr. Shirk in connection with his appointment as our Executive Vice President, Sabre and President of the Sabre Airline Solutions division that provided for his general employment terms, including certain compensation arrangements. Mr. Shirk’s employment agreement also provided for specified payments and benefits in the event of his termination of employment under certain specified circumstances, including in connection with a change in control of Sabre, which are described in greater detail under “Potential Payments upon Termination or

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Change in Control” below. Effective January 1, 2018, his employment agreement has been amended to provide that any termination of employment will be governed by the Executive Severance Plan.

Under the terms of his employment agreement, Mr. Shirk received an initial annual base salary of $600,000, less applicable withholding taxes, which is subject to annual review. See the “2017 Summary Compensation Table” for information on Mr. Shirk’s base salary paid in 2017. Mr. Shirk also received a one-time “sign-on” incentive in the amount of $75,000, subject to repayment under certain conditions.

Under the terms of his employment agreement, Mr. Shirk is also eligible to receive an annual incentive based on his attainment of one or more pre-established performance criteria established by our Board of Directors or a committee of our Board of Directors, with his initial target incentive opportunity equal to 85% of his then-current annual base salary. Under the terms of his agreement, his annual cash incentive was not prorated for his service in 2017.

Further, under his employment agreement, Mr. Shirk was granted an option to purchase 136,726 shares of our common stock with an exercise price equal to the fair market value of such shares on the date of grant and a restricted stock unit award covering 136,726 shares of our common stock. The option to purchase shares of our common stock vests as to 25% of the shares subject to such option on the first anniversary of the date of grant and as to 6.25% of such shares at the end of each successive three-month period thereafter, subject to his continued employment through each vesting date. The restricted stock unit award vests as to 25% of the shares of our common stock subject to such award on June 15 in each of calendar years 2018, 2019, 2020 and 2021, subject to his continued employment through each vesting date. The vesting of the shares subject to such awards is also subject to acceleration as described in greater detail under “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Through December 31, 2017, each of our named executive officers, other than Mr. Kellner, was eligible to receive certain payments and benefits under his or her employment agreement in connection with his or her termination of employment under various circumstances, including following a change in control of Sabre. Effective January 1, 2018, these employment agreements have been amended to provide that any termination of employment will be governed by the Executive Severance Plan. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination payments and benefits that executive officers were entitled to receive under their respective employment agreements with Sabre. See “Compensation Discussion and Analysis—Employment Agreements—Executive Severance Plan.” Mr. Kellner’s letter agreement and equity award agreements provide for the treatment of his equity awards following his termination of services as Executive Chairman of the Board and director.

The estimated potential payments and benefits payable to each of the other named executive officers in the event of a termination of employment as of December 31, 2017 are described below. The actual amounts that would be paid or distributed to the other named executive officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of the shares of our common stock. Although we have entered into written arrangements to provide these payments and benefits to these named executive officers in connection

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with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with our named executive officers on post-employment compensation terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested options to purchase shares of our common stock that he or she held. For more information about our named executive officers outstanding equity awards as of December 31, 2017, see “2017 Outstanding Equity Awards at Fiscal Year-End Table.”

Along with the payments and benefits described in these named executive officers’ individual post-employment compensation arrangements, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

Mr. Menke

Under his employment agreement with us, Mr. Menke was eligible to receive certain payments and benefits in the event of a termination of his employment by us without “cause” or a termination of employment by him for “good reason” (as each of these terms is defined in his employment agreement). For these purposes, a termination of employment by us as a result of notice of non-renewal at the end of any then-current term was deemed for all purposes as a termination of employment without “cause.”

In the event of a termination of employment by us without “cause” or by him for “good reason,” Mr. Menke, upon execution of a binding agreement and general release of claims in our favor, was eligible to receive under his employment agreement:

•	An amount equal to 200% of the sum of his then-current annual base salary and target incentive opportunity (paid in installments over a period of 24 months following the date of termination), and

•	Continued medical, dental, and vision insurance coverage for him and his eligible dependents for the 24-month period following the date of termination and senior executive level outplacement services for a period of one year; provided, however, that if he became re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage would terminate.

In the case of Mr. Menke’s death or disability (as well as in the event of a termination of employment by Sabre without “cause” or by Mr. Menke for “good reason”), he was eligible to receive under his employment agreement (1) his base salary through the date of termination, (2) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (3) payment for any accrued but unused vacation time, and (4) an amount equal to any accrued but unpaid annual incentive for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual incentive for the immediately preceding year, were payable to Mr. Menke in the event of (A) a termination of employment by Sabre for cause or (B) a voluntary termination of employment by Mr. Menke.

In addition, in the event that Mr. Menke terminates his employment with us, he has agreed to resign from any other positions he holds by virtue of his employment with us, at our request.

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Other Named Executive Officers

Under their employment agreements with us, Messrs. Simonson and Shirk and Ms. Gonzalez were eligible to receive certain payments and benefits in the event of a termination of their employment by us without “cause” or a termination of employment by the named executive officer for “good reason” (as each of these terms is defined in his or her employment agreement). For these purposes, a termination of employment by us as a result of notice of non-renewal at the end of any then-current term was deemed for all purposes as a termination of employment without “cause.”

In the event of a termination of employment by us without “cause” or by a named executive officer for “good reason,” the named executive officer, upon execution of a binding agreement and general release of claims in our favor, was eligible to receive under his or her employment agreement:

•	an amount equal to 150% of the sum of his or her then-current annual base salary and target incentive opportunity (paid in installments over a period of 18 months following the date of termination), and

•	Continued medical, dental, and vision insurance coverage for him or her and his or her eligible dependents for the 18-month period following the date of termination and, for Ms. Gonzalez and Mr. Shirk, senior executive level outplacement services for a period of one year; provided, however, that if he or she became re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage would terminate.

In the case of a named executive officer’s death or disability (as well as in the event of a termination of employment by us without “cause” or by a named executive officer for “good reason”), he or she was eligible to receive under his or her employment agreement (1) his or her base salary through the date of termination, (2) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (3) payment for any accrued but unused vacation time, and (4) an amount equal to any accrued but unpaid annual incentive for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual incentive for the immediately preceding year, were payable to a named executive officer in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by the named executive officer.

Definitions for Named Executive Officer Post-Employment Compensation Arrangements

Under the employment agreements of Messrs. Menke, Simonson and Shirk and Ms. Gonzalez, “cause” meant any of the following events: (1) our Board of Directors (or the CEO, in the case of Mr. Shirk) determined that the named executive officer (A) was guilty of gross negligence or willful misconduct in the performance of his or her duties for us, (B) materially breached or violated any agreement between him or her and us or any material policy in our code of conduct or similar employee conduct policy, or (C) committed a material act of dishonesty or breach of trust with regard to us, any of our subsidiaries or affiliates (in the case of Mr. Shirk, that caused or is likely to cause material and demonstrable injury to us), or (2) the named executive officer was indicted (or in the case of Mr. Shirk, convicted) for, or (other than Mr. Menke) pled guilty or nolo contendere to, a felony or other crime of moral turpitude.

Under the employment agreements of Messrs. Menke, Simonson and Shirk and Ms. Gonzalez, “good reason” meant any of the following events which occurred without the named executive officer’s consent: (1) any materially adverse change to his or her responsibilities, duties, authority, or status or materially adverse change in his or her positions, titles, or reporting responsibility (provided, however, that our becoming or ceasing to be publicly-traded was expressly deemed not to be a material adverse change), (2) a relocation of his or her principal business location to an area outside a 50 mile radius of its current

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location or a moving of him or her from our headquarters, (3) a failure of any of our successors to assume in writing any obligations arising out of his or her employment agreement, (4) in the case of Mr. Simonson and Ms. Gonzalez, a reduction of his or her annual base salary or target incentive or payments due under his or her employment agreement in connection with his or her employment (provided, however, that, a reduction in base salary or target incentive of less than 5% that was proportionately applied to our employees generally did not constitute Good Reason), (5) in the case of Messrs. Menke and Shirk, a failure to timely pay any of the compensation provided for in his employment agreement to him in connection with his employment, or (6) a material breach by us of his or her employment agreement or any other material agreement with him or her relating to his or her compensation.

Equity Awards

Generally, under our 2014 Omnibus Plan and our 2016 Omnibus Plan, in the event of a termination of employment:

•	all outstanding unvested time-based options to purchase shares of our common stock and other unvested time-based equity awards (and awards where all restrictions have not lapsed) expire, and

•	all outstanding vested and unexercised options to purchase shares of our common stock may continue to be exercised within 90 days following the date of the termination of employment, other than a termination for cause (extended to a one-year period if the termination of employment is due to disability or death).

Further, under our 2014 Omnibus Plan and our 2016 Omnibus Plan, except as otherwise provided in the award agreement, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason, or if following a change in control of Sabre, the outstanding awards are not assumed, continued or substituted by the surviving corporation, then all restrictions applicable to awards granted under the 2014 Omnibus Plan and the 2016 Omnibus Plan will lapse as of the time of the change in control, and any unvested award will become fully exercisable and vested as of the time of the change in control.

The terms of the 2014, 2015 and 2016 grant agreements under the 2014 Omnibus Plan, as applicable, provide that, if awards and grants are not assumed and if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•	any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan,

•	any shares of our common stock subject to restricted stock unit awards granted under our 2014 Omnibus Plan that would have vested on the first vesting date following the executive officer’s termination of employment and that are subject to performance achievement will vest if a percentage of our revenue target for the fiscal year in which the award was granted was met, as determined by our Board of Directors, and

•	any shares of our common stock subject to restricted stock unit awards granted under our 2014 Omnibus Plan that would have vested on the first vesting date following the executive officer’s termination of employment based on vesting dates alone and that do not have any performance requirements set forth in the award agreements will vest.

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The terms of the 2016 grant agreements under the 2016 Omnibus Plan provide that, if awards and grants are not assumed and if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•	any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan, and

•	any shares of our common stock subject to restricted stock unit awards granted under our 2016 Omnibus Plan based on vesting dates alone and that do not have any performance requirements set forth in the award agreements will vest in full following the executive officer’s termination of employment.

The terms of the 2017 grant agreements under the 2016 Omnibus Plan provide that, except in the case of “retirement” of the executive officer, if awards and grants are not assumed and if following a change in control of Sabre (for a one year period under the terms of the 2017 grant agreements), an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•	any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable or transferable in accordance with the terms of the applicable equity incentive plan, and

•	any shares of our common stock subject to restricted stock unit awards granted under our 2016 Omnibus Plan based on vesting dates alone and that do not have any performance requirements set forth in the award agreements will vest in full following the executive officer’s termination of employment.

In the event of the “retirement” of the executive officer, the terms of the 2017 grant agreements under the 2016 Omnibus Plan provide that:

•	any outstanding and unvested time-based options to purchase shares of our common stock will vest immediately and become exercisable for one year as of the date of termination, and

•	any shares of our common stock subject to restricted stock unit awards granted under our 2016 Omnibus Plan that would have vested on the first and second vesting dates following the executive officer’s retirement date based on vesting dates alone and that do not have any performance requirements set forth in the award agreements will vest.

“Retirement” means a voluntary or involuntary termination of employment, not for “cause,” at a minimum age of 60 with no less than five years of continuous employment, and with the sum of the executive’s age and number of years of continuous employment being no less than 70.

We have entered into certain non-competition agreements with the named executive officers that restrict their ability to compete with us during a specified post-employment period.

Mr. Kellner

In connection with Mr. Kellner’s service as a director and Executive Chairman of our Board of Directors, his restricted stock unit awards granted under the 2016 Omnibus plan provide that (1) in the event his services as Executive Chairman or as a director terminate prior to an applicable vesting date other than

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due to his voluntary retirement or (2) in the event of a change in control of Sabre, all of his outstanding, unvested restricted stock units will vest. In the event his services as Executive Chairman or as a director terminate due to his voluntary retirement, his outstanding, unvested restricted stock units will be forfeited as of such termination.

Mr. Kellner’s stock option awards granted under the 2016 Omnibus plan provide that (1) in the event his services as Executive Chairman or as a director terminate prior to an applicable vesting date other than due to his voluntary retirement or (2) in the event of a change in control of Sabre, all of his outstanding, unvested stock options will vest in full immediately prior to the occurrence of such event and become exercisable. In the event his services as Executive Chairman or as a director terminate due to his voluntary retirement, his outstanding, unvested stock options will expire on the date of such termination. Any stock option that has become exercisable on or before the date his services as Executive Chairman or as a director are terminated (or that become exercisable as a result of such termination) will expire on the earlier of (i) ninety (90) days after the termination date for any reason other than death or disability; (ii) one year after the termination date by reason of death or disability; or (iii) the tenth anniversary of the grant date of the options. All of his stock options, whether vested or unvested, that have not expired will expire no later than the tenth anniversary of the grant date.

Mr. Kellner’s stock option awards granted under the 2014 Omnibus Plan provide that, in the event of a change in control of Sabre, all of his outstanding, unvested stock options will vest in full immediately prior to the occurrence of such event and become exercisable. In the event his service as a director and Executive Chairman of the Board terminates for any other reason, his outstanding, unvested stock options will expire on the date of such termination of service. Any stock option that has become exercisable on or before the date his service as a director is terminated (or that become exercisable as a result of such termination) will expire on the earlier of (i) ninety (90) days after the termination date for any reason other than death or Disability; (ii) one year after the termination date by reason of death or disability; or (iii) the tenth anniversary of the grant date of the options. All of his stock options, whether vested or unvested, that have not expired will expire no later than the tenth anniversary of the grant date.

Mr. Kellner’s restricted stock unit awards granted under the 2014 Omnibus Plan provide that, in the event of a change in control of Sabre, all of his outstanding, unvested restricted stock units will vest following his termination of service as a director.

Summary of Estimated Payments and Benefits

The following table summarizes the estimated post-employment payments and benefits that would have been payable to the other named executive officers in the event that their employment (or, for Mr. Kellner, his services as Executive Chairman or as a director) had been terminated or a change in control of Sabre had occurred as of December 29, 2017. No post-employment compensation is payable to any named executive officer who voluntarily terminates his or her employment with us (other than a voluntary resignation for good reason). The information set forth in the table for the other named executive officers is based on the assumption, in each case, that termination of employment or the change in control of Sabre occurred on December 29, 2017.

The table below provides an estimate for the other named executive officers of the value of accelerated vesting of outstanding and unvested equity awards assuming that a change in control of Sabre and a qualifying termination of employment occurred on December 29, 2017 and assuming a stock price of $20.50 per share, the closing price of a share of our common stock on NASDAQ on December 29, 2017.

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Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Name and Triggering Event(1)	Severance or Multiple of Salary and Bonus(2)	Current Year Bonus(3)	Valuation of Equity Vesting Acceleration Assuming Cash-Out(4)	Value of Other Benefits(5)	Total
Sean Menke
Involuntary termination not in connection with change in control	$4,347,500	$1,025,741	–	$53,532	$5,426,773
Involuntary termination in connection with change in control(6)(7)	$4,347,500	$1,025,741	$5,952,339	$53,532	$11,379,112
Retirement	–	–	–	–	–
Death	–	$1,025,741	–	$2,350,000	$3,375,741
Disability	–	$1,025,741	–	$1,700,000	$2,725,741
Richard Simonson
Involuntary termination not in connection with change in control	$2,145,000	$626,192	–	$52,814	$2,824,006
Involuntary termination in connection with change in control(6)(7)	$2,145,000	$626,192	$5,323,332	$52,814	$8,147,339
Retirement	–	–	–	–	–
Death	–	$626,192	–	$1,930,000	$2,556,192
Disability	–	$626,192	–	$1,100,000	$1,726,192
Rachel Gonzalez
Involuntary termination not in connection with change in control	$1,710,000	$422,060	–	$40,367	$2,172,427
Involuntary termination in connection with change in control(6)(7)	$1,710,000	$422,060	$5,150,533	$40,367	$7,322,960
Retirement	–	–	–	–	–
Death	–	$422,060	–	$2,900,000	$3,322,060
Disability	–	$422,060	–	$1,700,000	$2,122,060
Lawrence W. Kellner
Involuntary termination not in connection with change in control	–	–	$2,520,783	–	$2,520,783
Involuntary termination in connection with change in control(6)	–	–	$3,204,130	–	$3,204,130
Retirement	–	–	–	–	–
Death	–	–	$2,520,783	–	$2,520,783
Disability	–	–	$2,520,783	–	$2,520,783
David Shirk
Involuntary termination not in connection with change in control	$1,665,000	$459,000	–	$42,508	$2,166,508
Involuntary termination in connection with change in control(6)(7)	$1,665,000	$459,000	$2,802,883	$42,508	$4,969,391
Retirement	–	–	–	–	–
Death	–	$459,000	–	$1,200,000	$1,659,000
Disability	–	$459,000	–	$600,000	$1,059,000

(1)	The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the named executive officers had their employment been terminated on December 29, 2017 for each of the following reasons: a termination of employment without cause or a termination of employment by a named executive officer for good reason (including following a change in control of Sabre), retirement, death, or disability. The calculations are based on the closing price of our common stock on December 29, 2017 of $20.50 per share.

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(2)	For purposes of this analysis, each named executive officer’s compensation is assumed to be as follows:

•	Mr. Menke: base salary equal to $925,000 and a target annual incentive opportunity of $1,248,750.

•	Mr. Simonson: base salary equal to $715,000 and a target annual incentive opportunity of $715,000.

•	Ms. Gonzalez: base salary equal to $600,000 and a target annual incentive opportunity of $540,000.

•	Mr. Shirk: base salary equal to $600,000 and a target annual incentive opportunity of $510,000.

(3)	The amount indicated for each named executive officer represents the actual bonus earned for 2017. In the event of death or disability, each named executive officer’s heirs or estate, as applicable, is eligible to receive his or her accrued, but unpaid annual cash incentive opportunity for the year of his or her death and disability that would have been paid on the date such amount is paid, as set forth in the 2017 Summary Compensation Table.

(4)	For purposes of this analysis, assumes the following equity award information:

•	For Mr. Menke, amount includes the value of (1) outstanding unvested options to purchase 328,278 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 82,542 shares of our common stock, in which the vesting of the next tranche would accelerate, and (3) outstanding unvested restricted stock unit awards covering 255,790 shares of our common stock, the vesting of which would accelerate.

•	For Mr. Simonson, amount includes the value of (1) outstanding unvested options to purchase 165,556 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 106,805 shares of our common stock, in which the vesting of the next tranche would accelerate, and (3) outstanding unvested restricted stock unit awards covering 207,491 shares of our common stock, the vesting of which would accelerate.

•	For Ms. Gonzalez, amount includes the value of (1) outstanding unvested options to purchase 173,463 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested restricted stock unit awards covering 79,486 shares of our common stock, in which the vesting of the next tranche would accelerate, and (3) outstanding unvested restricted stock unit awards covering 196,809 shares of our common stock, the vesting of which would accelerate.

•	For Mr. Kellner, in the event of a change in control, amount includes the value of (1) outstanding unvested options to purchase 239,504 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested restricted stock unit awards covering 156,299 shares of our common stock, the vesting of which would accelerate. In the event of Mr. Kellner’s termination for any reason other than a change in control or in the event of his retirement, amount includes the value of (1) outstanding unvested options to purchase 239,504 shares of our common stock, the vesting of which would accelerate, and (2) outstanding unvested restricted stock unit awards covering 122,965 shares of our common stock, the vesting of which would accelerate.

•	For Mr. Shirk, amount includes the value of (1) outstanding unvested options to purchase 136,726 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested restricted stock unit awards covering 136,726 shares of our common stock, the vesting of which would accelerate.

(5)	For an involuntary termination of employment, amount includes the value of COBRA benefits and a $20,000 value for outplacement services. For death and disability, amount represents the payment of benefits under Sabre’s group life insurance plan, accidental death and disability plan, or long-term disability plan, as applicable (which are available to all U.S. salaried employees).

(6)	The change-in-control calculations assume that on December 29, 2017 (i) a change-in-control of Sabre occurred and (ii) the employment of each of the named executive officers (other than Mr. Kellner) was terminated without “cause.” For Mr. Kellner, the change-in-control calculation assumes that on December 29, 2017, a change-in-control of Sabre occurred.

(7)	The potential payments and benefits reflect the maximum amounts that may be paid. Should the actual payments and benefits trigger an excise tax under Section 4999 of the Code, pursuant to such named executive officer’s employment agreement, each will either (x) have his or her payments reduced to the extent necessary to avoid the excise tax or (y) receive the full payment and be subject to the excise tax, whichever results in a better net after-tax benefit to such named executive officer.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO, Sean Menke. For 2017:

•	the annual total compensation of our median employee was $69,656, and

•	the annual total compensation of our CEO, as reported in the 2017 Summary Compensation Table and adjusted as described below, was $6,946,628.

Based on this information, for 2017 we estimate the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 100 to 1. This ratio is a reasonable estimate

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calculated in a manner consistent with Item 402(u) of Regulation S-K. As explained by the SEC when it adopted Item 402(u), the rule was designed to allow stockholders to better understand and assess our compensation practices and pay ratio disclosures rather than to facilitate a comparison of this information from one company to another.

To identify our “median employee,” as well as to determine the annual total compensation of our median employee, we took the following steps:

•	We reviewed our employee population, consisting of full-time, part-time, and temporary employees as of November 1, 2017, for us and our consolidated subsidiaries. We selected this date, which is within the last three months of 2017, as the date upon which we would identify the “median employee” to allow sufficient time to identify that employee given the global scope of our operations.

•	As of November 1, 2017, we had approximately 8,912 employees, of which 3,578 were located in the U.S. and 5,416 were located outside of the U.S. Due to the complexity in obtaining their compensation information, we have excluded 391 employees (less than 5% of our total workforce) located in 44 countries from the determination of the median employee. All of the 391 employees in these 44 countries were excluded. A list of included and excluded countries, as well as the approximate number of employees in each of these countries, is included in Appendix D.

•	Due to the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, to identify the “median employee” from our employee population, we compared base salary or wages as the most appropriate measure of compensation. In making this determination, we annualized the compensation of all permanent employees who were hired in 2017 but did not work for us or our consolidated subsidiaries for the entire year.

•	Once we identified our “median employee,” we identified and calculated the elements of this employee’s total compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $69,656. This annual total compensation includes the estimated value of the employee’s health care benefits (estimated for the employee and the employee’s eligible dependents to be $1,800) and other statutory benefits.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table, adjusted as follows. To maintain consistency between the annual total compensation of our CEO and the “median employee,” we added the estimated value of our CEO’s health care benefits (estimated for our CEO and our CEO’s eligible dependents at $25,695) to the amount reported in the 2017 Summary Compensation Table. This resulted in annual total compensation for purposes of determining the ratio in the amount of $6,946,628, which exceeds the amount reported for him in the Summary Compensation Table by this amount.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, determined in accordance with the SEC’s rules and regulation, as of March 15, 2018 for (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares, (2) each of our named executive officers, (3) each of our directors, and (4) all of our executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned(1)
	Number	Percent
5% Stockholders:
TPG Funds(2)	32,114,608	11.7%
Silver Lake Funds(3)	17,679,397	6.4%
Brown Brothers Harriman & Co.(4)	19,069,208	6.9%
BlackRock, Inc.(5)	18,290,728	6.7%
The Vanguard Group(6)	16,665,302	6.1%
Burgundy Asset Management Ltd.(7)	13,976,268	5.1%
Sovereign Co-Invest II, LLC(8)	4,872,396	1.8%
Named Executive Officers and Directors:
Sean Menke(9)	242,164	*
Richard Simonson(10)	526,539	*
Rachel Gonzalez(11)	372,025	*
Lawrence W. Kellner(12)	475,226	*
David Shirk	–	*
George Bravante, Jr.(13)	35,662	*
Hervé Couturier	1,279	*
Renée James(14)	22,749	*
Gary Kusin(15)	42,966	*
Greg Mondre(16)	–	–
Judy Odom(17)	43,434	*
Joseph Osnoss(18)	–	–
Karl Peterson(19)	–	–
Zane Rowe	13,036	*
All Executive Officers and Directors as a group (16 Persons)(20)	1,955,377	*

*	Represents beneficial ownership of less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. Unless otherwise noted and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on the number of shares outstanding as of March 15, 2018.

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(2)	The TPG Funds hold an aggregate of 32,114,608 shares (the “TPG Shares”) consisting of: (a) 2,470,299 shares of our common stock held by TPG Partners IV, a Delaware limited partnership, (b) 29,504,903 shares held by TPG Partners V, a Delaware limited partnership, (c) 77,169 shares held by TPG FOF V-A, a Delaware limited partnership, and (d) 62,237 shares held by TPG FOF V-B, a Delaware limited partnership. The general partner of TPG Partners IV is TPG GenPar IV, L.P., a Delaware limited partnership, whose general partner is TPG GenPar IV Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings I, L.P., a Delaware limited partnership (“Holdings I”). The general partner of each of TPG Partners V, TPG FOF V-A and TPG FOF V-B is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company, whose sole member is Holdings I. The general partner of Holdings I is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). David Bonderman and James G. Coulter are sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the TPG Shares. The address of each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)	The Silver Lake Funds hold an aggregate of 17,679,397 shares (the “Silver Lake Shares”) consisting of: (a) 17,607,777 shares of our common stock held by Silver Lake Partners II, L.P., a Delaware limited partnership, and (b) 71,620 shares held by Silver Lake Technology Investors II, L.P., a Delaware limited partnership. The general partner of Silver Lake Partners II, L.P. and Silver Lake Technology Investors II, L.P. is Silver Lake Technology Associates II, L.L.C., a Delaware limited liability company, whose managing member is Silver Lake Group, L.L.C., a Delaware limited liability company. The managing members of Silver Lake Group, L.L.C. are Michael Bingle, Egon Durban, Kenneth Hao and Greg Mondre. The address for Messrs. Bingle and Mondre is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019. The address for Messrs. Durban and Hao, the Silver Lake Funds and their direct and indirect general partners is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(4)	The number of shares of our common stock beneficially owned by Brown Brothers Harriman & Co. (“BBH”) is based on the Schedule 13G filed by BBH with the SEC on February 14, 2018 (the “BBH 13G”). According to the BBH 13G, (i) the address of BBH is 140 Broadway, New York, NY 10005 and (ii) BBH has sole voting power with respect to 8,134,239 shares, shared voting power with respect to 8,835,491 shares, sole dispositive power with respect to 8,134,239 shares and shared dispositive power with respect to 10,829,394 shares.

(5)	The number of shares of our common stock beneficially owned by BlackRock, Inc. (“BlackRock”) is based on the Schedule 13G filed by BlackRock with the SEC on February 1, 2018 (the “BlackRock 13G”). According to the BlackRock 13G, (i) the address of BlackRock is 55 East 52nd Street, New York, NY 10055 and (ii) BlackRock has sole voting power with respect to 17,004,290 shares and sole dispositive power with respect to 18,290,728 shares and does not have shared voting or dispositive power as to any shares.

(6)	The number of shares of our common stock beneficially owned by The Vanguard Group (“Vanguard”) is based on the Schedule 13G filed by Vanguard with the SEC on February 12, 2018 (the “Vanguard 13G”). According to the Vanguard 13G, (i) the address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355 and (ii) Vanguard has sole voting power with respect to 159,446 shares, shared voting power with respect to 36,445 shares, sole dispositive power with respect to 16,478,548 shares and shared dispositive power with respect to 186,754 shares.

(7)	The number of shares of our common stock beneficially owned by Burgundy Asset Management Ltd. (“Burgundy”) is based on the Schedule 13G filed by Burgundy with the SEC on February 12, 2018 (the “Burgundy 13G”). According to the Burgundy 13G, (i) the address of Burgundy is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3 and (ii) Burgundy has sole voting power with respect to 13,573,236 shares and sole dispositive power with respect to 13,976,268 shares.

(8)	Sovereign Co-Invest II holds 4,872,396 shares of our common stock (the “Co-Invest II Shares”). The managing member of Sovereign Co-Invest II is Sovereign Manager Co-Invest, LLC, a Delaware limited liability company, which is managed by a Management Committee consisting of one manager designated by Silver Lake Technology Associates II, L.L.C. and one manager designated by TPG GenPar V, L.P. Greg Mondre has been designated by Silver Lake Technology Associates II, L.P., and Karl Peterson has been designated by TPG GenPar V, L.P. The members of Sovereign Manager Co-Invest, LLC are TPG GenPar V, L.P. and Silver Lake Technology Associates II, L.P. The address of Sovereign Co-Invest II is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(9)	Includes 154,046 shares underlying options that are currently exercisable or exercisable within 60 days of March 15, 2018.

(10)	Includes 393,804 shares underlying options that are currently exercisable or exercisable within 60 days of March 15, 2018

(11)	Includes 284,482 shares underlying options that are currently exercisable or exercisable within 60 days of March 15, 2018.

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(12)	Includes 102,770 shares that are deferred pursuant to the Sabre Corporation Non-Employee Directors Compensation Deferral Plan (“Deferral Plan”), 295,565 shares underlying options that are currently exercisable or exercisable within 60 days of March 15, 2018 and 8,333 time-based restricted stock units that will be deferred pursuant to the Deferral Plan and that vest within 60 days of March 15, 2018

(13)	Includes 19,453 shares that are deferred pursuant to the Deferral Plan and 1,247 time-based restricted stock units that vest within 60 days of March 15, 2018.

(14)	Includes 12,361 shares that are deferred pursuant to the Deferral Plan and 944 time-based restricted stock units that vest within 60 days of March 15, 2018.

(15)	Includes 1,499 time-based restricted stock units that vest within 60 days of March 15, 2018.

(16)	Greg Mondre, who is one of our directors, is a Managing Partner and Managing Director of Silver Lake. Mr. Mondre has no voting or investment power over, and disclaims beneficial ownership of, the Silver Lake Shares. The address for Mr. Mondre is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019.

(17)	Includes 19,453 shares that are deferred pursuant to the Deferral Plan and 1,499 time-based restricted stock units that vest within 60 days of March 15, 2018.

(18)	Joseph Osnoss, who is one of our directors, is a Managing Director of Silver Lake. Mr. Osnoss has no voting or investment power over, and disclaims beneficial ownership of, the Silver Lake Shares. The address for Mr. Osnoss is c/o Silver Lake, 9 West 57th Street, 32nd Floor, New York, New York 10019.

(19)	Karl Peterson, who is one of our directors, is a TPG Partner. Mr. Peterson has no voting or investment power over and disclaims beneficial ownership of the TPG Shares. The address of Mr. Peterson is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(20)	Includes 154,037 shares that are deferred pursuant to the Deferral Plan, 1,255,671 shares underlying options that are currently exercisable or exercisable within 60 days of March 15, 2018, 8,333 time-based restricted stock units that will be deferred pursuant to the Deferral Plan and 5,189 time-based restricted stock units that vest within 60 days of March 15, 2018.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, Board members or 5% or greater stockholders and their affiliates since January 1, 2017. We believe the terms and conditions in these agreements are reasonable and customary for transactions of these types.

We have adopted a written related party transaction policy. Pursuant to this policy, the Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and determining whether the transaction is fair, reasonable and within our policy, and whether it should be ratified or approved. The Audit Committee, in evaluating a transaction, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. If less than a majority of the members of the Audit Committee is qualified to ratify or approve a transaction, the Audit Committee will submit the transaction to the disinterested directors of the Board of Directors, who will apply the same factors to evaluate, ratify or approve the transaction. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related party transactions.

Stockholders’ Agreement

We are a party to a second amended and restated Stockholders’ Agreement with the Silver Lake Funds, the TPG Funds and Sovereign Co-Invest II. The Stockholders’ Agreement provides that the Silver Lake Funds and the TPG Funds will have certain nomination rights to designate candidates for nomination to our Board of Directors and, subject to any restrictions under applicable law or the NASDAQ rules, the ability to appoint members to each Board committee. In addition, the Stockholders’ Agreement contains agreements among the parties, including with respect to transfer restrictions and rights of first refusal. In the case of a vacancy on our Board of Directors created by the removal or resignation of a director designated by the Silver Lake Funds or the TPG Funds, as applicable, the Stockholders’ Agreement requires us to nominate an individual designated by that entity for election to fill the vacancy. See “Corporate Governance—Stockholders’ Agreement” for additional information regarding the Stockholders’ Agreement.

Registration Rights Agreement

We are a party to an amended and restated Registration Rights Agreement with the TPG Funds, the Silver Lake Funds and Sovereign Co-Invest II. This Registration Rights Agreement provides the Silver Lake Funds and the TPG Funds with demand and shelf registration rights and Sovereign Co-Invest II with the right to participate in such demand and shelf registrations. In addition, the Registration Rights Agreement also provides the Principal Stockholders with piggyback registration rights on any registration statement, other than on Forms S-4, S-8 or any other successor form, to be filed by Sabre. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.

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Under the Registration Rights Agreement, we have agreed to pay certain expenses related to any such registration to indemnify the Principal Stockholders against certain liabilities that may arise under the Securities Act.

Management Stockholders’ Agreement

We and certain stockholders, including certain executive officers and directors, have entered into a management stockholders agreement (the “Management Stockholders’ Agreement”). The Management Stockholders’ Agreement contains certain agreements among the parties including with respect to call rights in certain specified situations for shares then-currently owned, drag along rights and tag along rights. Pursuant to the Management Stockholders’ Agreement, certain stockholders, which group of stockholders excludes our Principal Stockholders, have also agreed not to transfer, sell, assign, pledge, hypothecate or encumber any of the shares then-currently owned by such stockholder (which can be waived by us at our option at any time), subject to certain limited exceptions, at any time prior to the termination of such Management Stockholders’ Agreement. The restrictions on transfer have been waived.

In addition, the Management Stockholders’ Agreement provides these stockholders with piggyback registration rights to participate on a pro rata basis in any registered offering in which the TPG Funds or the Silver Lake Funds are registering shares. Except with respect to the piggyback registration rights described immediately prior, the Management Stockholders’ Agreement terminates if our common stock is registered and if at least 20% of our total outstanding common stock trades regularly in, on or through the facilities of a securities exchange and/or inter-dealer quotation system or any designated offshore securities market, which conditions have been met.

Tax Receivable Agreement

Immediately prior to the closing of our initial public offering in April 2014, we entered into a tax receivable agreement (“TRA”) that provides stockholders and equity award holders that were our stockholders and equity award holders, respectively, immediately prior to the closing of our initial public offering (collectively, the “Pre-IPO Existing Stockholders”) the right to receive future payments from us. The future payments will equal 85% of the amount of cash savings, if any, in U.S. federal income tax that we and our subsidiaries realize as a result of the utilization of certain tax assets attributable to periods prior to our initial public offering, including federal net operating losses (“NOLs”), capital losses and the ability to realize tax amortization of certain intangible assets (collectively, the “Pre-IPO Tax Assets”). Based on current tax laws and assuming that we and our subsidiaries earn sufficient taxable income to realize the full tax benefits subject to the TRA, we estimate that future payments under the TRA relating to Pre-IPO Tax Assets will total $170 million, excluding interest. The TRA payments accrue interest in accordance with the terms of the TRA subsequent to the tax year in which the tax benefits are realized through the date of the benefit payment. No material payments occurred in 2016, and we made payments of $60 million and $101 million, including interest, in January 2018 and 2017, respectively. In January 2017, as Pre-IPO Existing Stockholders, the TPG Funds, the Silver Lake Funds and the Sovereign Co-Invest II received TRA payments of $45.7 million, $28.1 million and $23.6 million respectively. The estimate of future payments considers the impact of Section 382 of the Code, which imposes an annual limit on the ability of a corporation that undergoes an ownership change to use its net operating loss carryforwards to reduce its liability. We do not anticipate any material limitations on our ability to utilize U.S. federal NOLs under Section 382 of the Code.

Sabre Corporation 2018 Proxy Statement	85

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

These payment obligations are our obligations and not obligations of any of our subsidiaries. The actual utilization of the Pre-IPO Tax Assets, as well as the timing of any payments under the TRA, will vary depending upon a number of factors, including the amount, character and timing of our and our subsidiaries’ taxable income in the future.

In addition, the TRA provides that upon certain mergers, stock and asset sales, other forms of business combinations or other changes of control, the TRA will terminate and we will be required to make a payment intended to equal to the present value of future payments under the TRA, which payment would be based on certain assumptions, including those relating to our and our subsidiaries’ future taxable income. In these situations, our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. Different timing rules will apply to payments under the TRA to be made to holders that, prior to the completion of the initial public offering, held stock options and restricted stock units (collectively, the “Pre-IPO Award Holders”). These payments will generally be deemed invested in a notional account rather than made on the scheduled payment dates, and the account will be distributed on the fifth anniversary of the initial public offering, together with (a) interest accrued on these payments from the scheduled payment date to the distribution date, and (b) an amount equal to the net present value of the Award Holder’s future expected payments, if any, under the TRA. Moreover, payments to holders of stock options that were unvested prior to the completion of the initial public offering are subject to vesting on the same schedule as such holder’s unvested stock options.

The TRA contains a Change of Control definition that includes, among other things, a change of a majority of the board of directors without approval of a majority of the then existing Board members (the “Continuing Directors Provision”). Recent Delaware case law has stressed that such Continuing Directors Provisions could have a potential adverse impact on stockholders’ right to elect a company’s directors. In this regard, decisions of the Delaware Chancery Court (not involving us or our securities) have considered change of control provisions and noted that a board of directors may “approve” a dissident stockholders’ nominees solely to avoid triggering the change of control provisions, without supporting their election, if the board determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders. Further, according to these decisions, the directors’ duty of loyalty to stockholders under Delaware law may, in certain circumstances, require them to give such approval.

Our counterparties under the TRA will not reimburse us for any payments previously made under the TRA if such benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in certain circumstances, payments could be made under the TRA in excess of our cash tax savings. Certain transactions by the company could cause it to recognize taxable income (possibly material amounts of income) without a current receipt of cash. Payments under the TRA with respect to such taxable income would cause a net reduction in our available cash. For example, transactions giving rise to cancellation of debt income, the accrual of income from original issue discount or deferred payments, a “triggering event” requiring the recapture of dual consolidated losses, or “Subpart F” income would each produce income with no corresponding increase in cash. In these cases, we may use some of the Pre-IPO Tax Assets to offset income from these transactions and, under the TRA, would be required to make a payment to our Pre-IPO Existing Stockholders even though we receive no cash from such income.

86	Sabre Corporation 2018 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Because Sabre Corporation, on an unconsolidated basis, is a holding company with no operations of its own, its ability to make payments under the TRA is dependent on the ability of its subsidiaries to make distributions to Sabre Corporation. The TRA is designed with the objective of causing our annual cash costs attributable to federal income taxes (without regard to our continuing 15% interest in the Pre-IPO Tax Assets) to be the same as we would have paid had we not had the Pre-IPO Tax Assets available to offset our federal taxable income. As a result, stockholders who are not Pre-IPO Existing Stockholders will not be entitled to the economic benefit of the Pre-IPO Tax Assets that would have been available if the TRA were not in effect (except to the extent of our continuing 15% interest in the Pre-IPO Tax Assets).

In the event that any determinations must be made under or any dispute arises involving the TRA, the Pre-IPO Existing Stockholders will be represented by a shareholder representative that is an entity controlled by the TPG Funds and the Silver Lake Funds. In any such instance, should any representatives of the TPG Funds and the Silver Lake Funds then be serving on our Board of Directors, these directors will be excluded from decisions of the Board of Directors related to the relevant determination or dispute.

The TRA has been filed with the SEC as an exhibit to the Current Report on Form 8-K on April 23, 2014, and the foregoing description of the TRA is qualified by reference to that filing.

Certain Relationships

From time to time, we do business with other companies affiliated with the Principal Stockholders. We believe that all such arrangements have been entered into in the ordinary course of business and have been conducted on an arm’s-length basis.

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OTHER INFORMATION

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any person owning more than 10% of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers, directors and 10% stockholders timely complied with their filing requirements for 2017.

2019 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2019 should be addressed to the Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, and must be received at this address no later than December 7, 2018. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Annual Meeting Advance Notice Requirements

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding the Annual Meeting of Stockholders, or January 23, 2019 and February 22, 2019 for the 2019 Annual Meeting of Stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Under our Bylaws, the Board of Directors may authorize rules and regulations for the conduct of meetings. These advance notice provisions do not apply to the Silver Lake Funds or the TPG Funds so long as the Stockholders’ Agreement remains in effect. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the chairman of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

Householding

Some stockholders as of the record date who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single proxy package containing one annual report, one proxy statement and multiple proxy cards for each stockholder. This procedure helps us reduce printing and postage costs associated with providing our proxy materials.

Once you have received notice that your broker or Sabre will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to

88	Sabre Corporation 2018 Proxy Statement

OTHER INFORMATION

Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, attention: Corporate Secretary, or by calling (682) 605-1000.

If, at any time: (1) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our printed proxy materials, please notify either your broker (if you hold your shares in street name) or Sabre (if you are a stockholder of record). You can notify Sabre by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary.

By Order of the Board of Directors.

Steve Milton

Corporate Secretary

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

Telephone: (682) 605-1000

April 6, 2018

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APPENDIX A

Appendix A

Proposed Amendment to Certificate of Incorporation to Increase the Maximum Size of the Board of Directors to 13 Directors

Section 1(a) of Article VI of our Certificate of Incorporation would be amended as follows:

(a) Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than 5 individuals, nor more than ~~11~~ 13 individuals~~; provided, however, prior to the Trigger Date, the Board of Directors shall consist of not more than 9 individuals (in each case,~~ (exclusive of directors referred to in Section 1(e) of this Article VI). The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Sabre Corporation 2018 Proxy Statement	A-1

APPENDIX B

Appendix B

Proposed Amendment to Certificate of Incorporation to Declassify the

Board of Directors

Article VI of our Certificate of Incorporation would be amended as follows:

Article VI – Board of Directors

Section 1. Number and Classification. [. . .]

~~(~~b) Classes. ~~From and after the date of the first meeting of the Board of Directors following the filing of this Certificate of Incorporation with the Secretary of the State of the State of Delaware, the Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Section 1(e) of this Article VI) shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors then in office. Class I directors shall serve for an initial term ending at the annual meeting of stockholders held in 2015, Class II directors for an initial term ending at the annual meeting of stockholders held in 2016 and Class III directors for an initial term ending at the annual meeting of stockholders held in 2017. At each annual meeting of stockholders beginning with such meeting in 2015, directors of each class the term of which expires at that annual meeting shall be elected for a three-year term and until the election and qualification of their respective successors in office.~~ Other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to Section 1(e) of this Article VI, the Board of Directors shall be divided into three classes, with the term of office of one class expiring at each annual meeting of stockholders (each annual meeting of stockholders, an “Annual Meeting”), and with directors of each class the term of which expires at that Annual Meeting being elected for a term expiring at the third Annual Meeting following election and until the election and qualification of their respective successors in office. For so long as there are three classes of directors, each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Notwithstanding the foregoing, at the 2019 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2020 Annual Meeting; at the 2020 Annual Meeting, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2021 Annual Meeting; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding Annual Meeting, with each director to hold office until his or her successor shall have been duly elected and qualified. Commencing with the 2021 Annual Meeting, the classification of the Board of Directors shall cease.

[. . .]

Section 2. Vacancies and Newly Created Directorships. Unless otherwise required by applicable law and subject to any requirements under the Stockholders’ Agreement, any newly created directorship that results from an increase in the number of directors, or any vacancy that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled by the

Sabre Corporation 2018 Proxy Statement	B-1

APPENDIX B

affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. ~~Any director elected to fill a vacancy shall hold office for the remaining term of his or her predecessor. If the number of directors is changed, any increase or decrease shall be apportioned among the classes as determined by the majority of the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship shall hold office for the remaining term of that class~~ Any director elected to fill a newly created directorship shall hold office for the remaining term of the class, if any, to which such director shall have been elected, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Section 3. Removal. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 2 of Article IV and any resolution or resolutions adopted by the Board of Directors pursuant thereto, any director may be removed from office at any time, with or without cause, ~~but only for cause and~~ only by the affirmative vote of the holders of at least 75% of the voting power of the outstanding Common Stock~~;~~ provided~~,~~ however~~, that prior to the Trigger Date, any director or the entire Board of Directors may be removed from office at any time, with or without cause, by the holders of a majority of the voting power of the outstanding Common Stock~~.

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APPENDIX C

Appendix C

Reconciliations of Non-GAAP and GAAP Financial Measures

The following table sets forth the reconciliation of net income attributable to common stockholders to Adjusted Net Income, Adjusted EBITA and Adjusted Operating Income (in thousands):

	Year Ended December 31,
	2017	2016

Net income attributable to common stockholders	$242,531	$242,562

Loss (income) from discontinued operations, net of tax	1,932	(5,549)

Net income attributable to noncontrolling interests(1)	5,113	4,377

Income from continuing operations	249,576	241,390

Adjustments:

Impairment and related charges(2)	81,112	–

Acquisition-related amortization(3a)	95,860	143,425

Loss on extinguishment of debt	1,012	3,683

Other, net(5)	(36,530)	(27,617)

Restructuring and other costs(6)	23,975	18,286

Acquisition-related costs(7)	–	779

Litigation (reimbursements) costs(8)	(35,507)	46,995

Stock-based compensation	44,689	48,524

Tax impact of net income (loss) adjustments(9)	(34,069)	(104,528)

Adjusted Net Income from continuing operations	$390,118	$370,937

Adjusted Net Income from continuing operations per share	$1.40	$1.31

Diluted weighted-average common shares outstanding	278,320	282,752

Adjusted Net Income from continuing operations	$390,118	$370,937

Adjustments:

Depreciation and amortization of property and equipment(3b)	264,880	233,303

Amortization of capitalized implementation costs(3c)	40,131	37,258

Amortization of upfront incentive consideration(4)	67,411	55,724

Interest expense, net	153,925	158,251

Remaining provision for income taxes	162,106	191,173

Adjusted EBITDA	1,078,571	1,046,646

Less:

Depreciation and amortization(3)	400,871	413,986

Amortization of upfront incentive consideration(4)	67,411	55,724

Acquisition-related amortization(3a)	(95,860)	(143,425)

Adjusted Operating Income	$706,149	$720,361

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APPENDIX C

The following table sets forth the reconciliation of operating income (loss) in our statement of operations to Adjusted Gross Profit, Adjusted EBITDA and Adjusted Operating Income (Loss) by business segment (in thousands):

	Three Months Ended December 31, 2017
	Travel Network	Airline and Hospitality Solutions	Corporate	Total

Operating income (loss)	$188,614	$69,777	$(123,791)	$134,600

Add back:

Selling, general and administrative	35,024	16,084	75,830	126,938

Impairment and related charges(2)	–	–	(10,910)	(10,910)

Cost of revenue adjustments:

Depreciation and amortization(3)	23,169	46,219	18,736	88,124

Restructuring and other costs(6)	–	–	(372)	(372)

Amortization of upfront incentive consideration(4)	17,113	–	–	17,113

Stock-based compensation	–	–	4,106	4,106

Adjusted Gross Profit	263,920	132,080	(36,401)	359,599

Selling, general and administrative	(35,024)	(16,084)	(75,830)	(126,938)

Joint venture equity income	812	–	–	812

Selling, general and administrative adjustments:

Depreciation and amortization(3)	1,296	918	14,804	17,018

Restructuring and other costs(6)	–	–	(957)	(957)

Litigation costs(8)	–	–	963	963

Stock-based compensation	–	–	6,170	6,170

Adjusted EBITDA	231,004	116,914	(91,251)	256,667

Less:

Depreciation and amortization(3)	24,465	47,137	33,540	105,142

Amortization of upfront incentive consideration(4)	17,113	–	–	17,113

Acquisition-related amortization(3a)	–	–	(20,194)	(20,194)

Adjusted Operating Income (Loss)	$189,426	$69,777	$(104,597)	$154,606

Non-GAAP Footnotes

(1)	Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40% for all periods presented, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% beginning in April 2014, (iii) Abacus International Lanka Pte Ltd of 40% beginning in July 2015, and (iv) Sabre Bulgaria of 40% beginning in November 2017.

(2)	Impairment and related charges represents an $81 million charge in 2017 associated with net capitalized contract costs related to an Airline Solutions’ customer based on our analysis of the recoverability of such amounts.

(3)	Depreciation and amortization expenses:

a.	Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date. Also includes amortization of the excess basis in our underlying equity interest in Sabre Asia Pacific Pte Ltd’s (“SAPPL”) net assets prior to our acquisition of SAPPL on July 1, 2015.

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APPENDIX C

b.	Depreciation and amortization of property and equipment includes software developed for internal use.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(4)	Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. This consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. These service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. These service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(5)	In 2017, Other, net includes a benefit of $60 million due to a reduction to our liability under the TRA primarily due to a provisional adjustment resulting from the enactment of TCJA which reduced the U.S. corporate income tax rate, offset by a loss of $15 million related to debt modification costs associated with a debt refinancing. In 2016, we recognized a gain of $15 million from the sale of our available-for-sale marketable securities, and $6 million gain associated with the receipt of an earn-out payment related to the sale of a business in 2013. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(6)	Restructuring and other costs represents charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs. We recorded $25 million and $20 million in charges associated with announced actions to reduce our workforce in 2017 and 2016, respectively. These reductions aligned our operations with business needs and implemented an ongoing cost and organizational structure consistent with our expected growth needs and opportunities. In 2015, we recognized a restructuring charge of $9 million associated with the integration of Abacus, and reduced that estimate by $4 million in 2016, as a result of the reevaluation of our plan derived from a shift in timing and strategy of originally contemplated actions. As of December 31, 2017, our actions under this plan have been substantially completed and payments under the plan have been made.

(7)	Acquisition-related costs represent fees and expenses incurred associated with the acquisition of Abacus, the Trust Group and Airpas Aviation.

(8)	Litigation (reimbursements) costs, net represent charges and legal fee reimbursements associated with antitrust litigation. In 2017, we recorded a $43 million reimbursement, net of accrued legal and related expenses, from a settlement with our insurance carriers with respect to the American Airlines litigation. In 2016, we recorded an accrual of $32 million representing the trebling of the jury award plus our estimate of attorneys’ fees, expenses and costs in the US Airways litigation.

(9)	In 2017, the tax impact on net income adjustments includes a provisional impact of $47 million recognized in the fourth quarter of 2017 as a result of the enactment of the TCJA in December 2017.

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APPENDIX D

Appendix D

List of Included and Excluded Countries

Countries Included in Analysis

Country Name	Employee Count

United States	3,578

Poland	1,376

India	1,154

Uruguay	917

Singapore	376

United Kingdom	199

Germany	186

Australia	98

China	92

Bahrain	66

Austria	57

Brazil	55

Argentina	50

Iceland	47

Malaysia	45

Colombia	44

Italy	41

Hong Kong	39

France	35

Mexico	33

Russia	33

Total Included	8,521

Countries Excluded from Analysis
Country Name	Employee Count

Israel	32

Thailand	32

United Arab Emirates	31

Saudi Arabia	26

Netherlands	24

Sweden	23

Canada	19

Spain	19

Turkey	14

Chile	13

New Zealand	13

Greece	12

Japan	12

Sri Lanka	12

Egypt	11

Kazakhstan	11

Oman	9

Cyprus	8

Kuwait	8

Peru	8

South Africa	7

Switzerland	7

Ireland	6

Ecuador	4

Bolivia	3

Qatar	3

Belgium	2

Costa Rica	2

Dominican Republic	2

Jordan	2

Panama	2

Romania	2

Vietnam	2

Barbados	1

Denmark	1

El Salvador	1

Guatemala	1

Honduras	1

Jamaica	1

Lebanon	1

Mongolia	1

Portugal	1

Venezuela	1

Total	391

Sabre Corporation 2018 Proxy Statement	D-1

EVENT # CLIENT # PROXY TABULATOR FOR SABRE CORPORATION P.O. BOX 8016 CARY, NC 27512-9903 The undersigned hereby appoints Sean Menke, Aimee Williams-Ramey and Steve Milton, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sabre Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 and FOR THE PROPOSALS IN ITEMS 2, 3, 4 AND 5. All votes must be received by 5:00 P.M., Eastern Time, May 22, 2018. MAIL OR Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/sabr Cast your vote online. View Meeting Documents. Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. 866-206-5104 INTERNET TELEPHONE TO VOTE BY: Annual Meeting of Sabre Corporation to be held on Wednesday, May 23, 2018 for Holders of Record as of March 26, 2018 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. Date: Wednesday, May 23, 2018 Time: 9:30 A.M. (Central Daylight Time) Place: 3150 Sabre Drive, Southlake, Texas 76092 Annual Meeting of SABRE CORPORATION Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. To attend the meeting and vote your shares in person, please mark this box. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR Proposals 1, 2, 3, 4 and 5. 1: Election of Directors (term to expire at the 2021 Annual Meeting of Stockholders) For In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements. 3: To amend our Amended and Restated Certificate of Incorporation to increase the maximum size of the Board of Directors to 13 directors. 2: To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2018. For Against Abstain Directors Recommend 01 Hervé Couturier 02 Lawrence W. Kellner 03 Judy Odom 04 Karl Peterson Call 4: To amend our Certificate of Incorporation to For declassify the Board of Directors. 5: To approve, on an advisory and non-binding For basis, our named executive officers’ 2017 compensation. For Against Abstain

Revocable Proxy Sabre Corporation Annual Meeting of Stockholders Wednesday, May 23, 2018 9:30 a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Sean Menke, Aimee Williams-Ramey and Steve Milton, and each of them and each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of capital stock of Sabre Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, May 23, 2018, 9:30 a.m. at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, and any and all adjournments thereof, as set forth herein. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the nominees for directors specified in Item 1 and FOR Items 2, 3, 4 and 5. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.